Exhibit 99.1

Item 6. Selected Financial Data

Set forth below are selected financial data for the last five years. This data should be read in conjunction with, and is qualified in its entirety by reference to, the Consolidated Financial Statements and accompanying notes included elsewhere in this Annual Report on Form 10-K.

	For the Years Ended December 31,
	2004	2005	2006	2007	2008
	(in thousands, except as indicated and per share data)
Statement of Income Data
Revenue	$659,997	$916,492	$1,170,353	$1,369,866	$1,158,217
Net income	188,782	259,565	362,495	456,575	131,899
Net Income (loss) (controlling interest)	73,258	115,302	146,608	176,499	(1,325)
Earnings per share - diluted(1)	2.02	2.81	3.69	4.51	(0.03)
Average shares outstanding - diluted	39,645	44,690	43,670	42,399	38,211
Other Financial Data
Assets under Management (at period end, in millions)	$129,802	$184,310	$241,140	$274,764	$170,145
Cash Flow from (used in):
Operating activities	$245,008	$303,128	$484,906	$509,403	$507,965
Investing activities	(359,770)	(73,063)	(140,469)	(512,522)	(93,613)
Financing activities	29,625	(230,283)	(283,595)	21,566	(238,340)
EBITDA(2)	186,434	267,464	342,118	417,108	309,043
Cash Net Income(3)	127,032	186,881	224,468	263,469	225,367
Balance Sheet Data
Total assets(4)	$1,932,617	$2,319,807	$2,659,088	$3,373,787	$3,212,700
Intangible assets(4)	1,328,976	1,576,941	1,679,293	1,726,989	1,734,991
Equity investments in Affiliates(4)	252,597	301,476	293,440	842,490	678,887
Affiliate investments in partnerships(5)	4,594	5,079	108,350	134,657	68,789
Non-controlling interests in partnerships(5)	—	—	104,096	127,397	65,465
Senior debt(6)	126,750	241,250	365,500	519,500	233,514
Senior convertible securities(7)	402,190	409,654	405,578	376,956	445,535
Mandatory convertible securities	300,000	300,000	300,000	300,000	—
Junior convertible trust preferred securities(8)	—	—	209,578	549,774	505,034
Other long-term obligations(9)	164,052	205,698	260,093	365,375	349,905
Redeemable Non-controlling interest(10)	220,202	352,177	431,979	515,371	297,733
Stockholders’ equity(11)	494,153	468,755	114,396	63,769	924,801

(1)                                 Earnings per share-diluted for 2006 and 2007 are $0.04 and $0.03 lower, respectively, than amounts previously reported as the anti-dilutive effect of certain convertible securities had been incorrectly included in prior calculations.  These changes were not material to our financial position or results of operations.

(2)                                 EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. As a measure of liquidity, we believe that EBITDA is useful as an indicator of our ability to service debt, make new investments and meet working capital requirements. EBITDA is not a measure of liquidity under generally accepted accounting principles and should not be considered an alternative to cash flow from operations. EBITDA, as calculated by us, may not be consistent with computations of EBITDA by other companies. Our use of EBITDA, including a reconciliation to cash flow from operations, is discussed in greater detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(3)                                 Under our Cash Net Income definition, we add to Net Income (controlling interest) amortization and deferred taxes related to intangible assets and Affiliate depreciation and equity expense, and exclude the effect of APB 14-1. We consider Cash Net Income an important measure of our financial performance, as we believe it best represents operating performance before non-cash expenses relating to the acquisition of interests in our affiliated investment management firms. Cash Net Income is not a measure of financial performance under generally accepted accounting principles and, as calculated by us, may not be consistent with computations of Cash Net Income by other companies. Our use of Cash Net Income, including a reconciliation of Cash Net Income to Net Income, is discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(4)                                 Total assets, Intangible assets and Equity investments in Affiliates have increased as we have made new or additional investments in affiliated investment management firms.

(5)                                 In 2006, we implemented Emerging Issues Task Force Issue 04-5, “EITF 04-5” (see Note 1 to the Consolidated Financial Statements).  In accordance with EITF 04-5, we have consolidated client assets held in partnerships controlled by our Affiliates.  These assets are reported as “Affiliate investments in partnerships;” a majority of these assets are held by investors that are unrelated to us, and are reported as “Non-controlling interests in partnerships.”

(6)           Senior debt consists of outstanding borrowings under our credit facility and, through November 2006, our senior notes due 2006.

(7)           Senior convertible securities consists of our zero coupon senior convertible notes, our floating rate senior convertible securities (through February 2008) and our 2008 senior convertible notes, which were issued in August 2008.

(8)           In 2006 and 2007, we completed private placements of junior convertible trust preferred securities of $300 million and $500 million principal amount at maturity, respectively.

(9)           Other long-term obligations consist principally of deferred income taxes and payables to related parties.

(10)         Represents our cumulative redemption obligation under various operating agreements with Affiliates.

(11)         During 2006 and 2007, we repurchased $537,777 and $426,479 of our common stock, respectively.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

When used in this Annual Report on Form 10-K and in our other filings with the United States Securities and Exchange Commission, in our press releases and in oral statements made with the approval of an executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “may,” “intends,” “believes,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among others, the following:

•      our performance is directly affected by changing conditions in global financial markets generally and in the equity markets particularly, and a decline or a lack of sustained growth in these markets may result in decreased advisory fees or performance fees and a corresponding decline (or lack of growth) in our operating results and in the cash flow distributable to us from our Affiliates;

•      we cannot be certain that we will be successful in finding or investing in additional investment management firms on favorable terms, that we will be able to consummate announced investments in new investment management firms, or that existing and new Affiliates will have favorable operating results;

•      we may need to raise capital by making long-term or short-term borrowings or by selling shares of our common stock or other securities in order to finance investments in additional investment management firms or additional investments in our existing Affiliates, and we cannot be sure that such capital will be available to us on acceptable terms, if at all; and

•      those certain other factors discussed under the caption “Risk Factors.”

These factors (as well as those discussed above under “Risk Factors”) could affect our financial performance and cause actual results to differ materially from historical earnings and those presently anticipated and projected. We will not undertake and we specifically disclaim any obligation to release publicly the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of events, whether or not anticipated. In that respect, we wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

Overview

We are an asset management company with equity investments in a diverse group of boutique investment management firms (our “Affiliates”). We pursue a growth strategy designed to generate shareholder value through the internal growth of our existing business, additional investments in boutique investment management firms and strategic transactions and relationships designed to enhance our Affiliates’ businesses and growth prospects.

Through our Affiliates, we manage approximately $170.1 billion in assets (as of December 31, 2008) in more than 300 investment products across a broad range of asset classes and investment styles in three principal distribution channels: Mutual Fund, Institutional and High Net Worth. We believe that our diversification across asset classes, investment styles and distribution channels helps to mitigate our exposure to the risks created by changing market environments. The following summarizes our operations in our three principal distribution channels.

•      Our Affiliates provide advisory or sub-advisory services to more than 100 mutual funds. These funds are distributed to retail and institutional clients directly and through intermediaries, including independent investment advisors, retirement plan sponsors, broker/dealers, major fund marketplaces and bank trust departments.

•      In the Institutional distribution channel, our Affiliates offer approximately 200 investment products across approximately 50 different investment styles, including small, small/mid, mid and large capitalization value, growth equity and emerging markets. In addition, our Affiliates offer quantitative, alternative, credit arbitrage and fixed income products. Through this distribution channel, our Affiliates manage assets for foundations and endowments, defined benefit and defined contribution plans for corporations and municipalities, and Taft-Hartley plans, with disciplined and focused investment styles that address the specialized needs of institutional clients.

•      The High Net Worth distribution channel is comprised broadly of two principal client groups. The first group consists principally of direct relationships with high net worth individuals and families and charitable foundations. For these clients, our Affiliates provide investment management or customized investment counseling and fiduciary services. The second group consists of individual managed account client relationships established through intermediaries, generally brokerage firms or other sponsors. Our Affiliates provide investment management services through approximately 100 managed account and wrap programs.

We operate our business through our Affiliates in our three principal distribution channels, maintaining each Affiliate’s distinct entrepreneurial culture and independence through our investment structure. In making investments in boutique asset management firms, we seek to partner with the highest quality firms in the industry, with outstanding management teams, strong long-term performance records and a demonstrated commitment to continued growth and success.  Fundamental to our investment approach is the belief that Affiliate management equity ownership (along with AMG’s ownership) aligns our interests and provides Affiliate managers with a powerful incentive to continue to grow their business.  Our investment structure provides a degree of liquidity and diversification to principal owners of boutique investment management firms, while at the same time expanding equity ownership opportunities among the firm’s management and allowing management to continue to participate in the firm’s future growth.  Our partnership approach also ensures that Affiliates maintain operational autonomy in managing their business, thereby preserving their firm’s entrepreneurial culture and independence.

Although the specific structure of each investment is highly tailored to meet the needs of a particular Affiliate, in all cases, AMG establishes a meaningful equity interest in the firm, with the remaining equity interests retained by the management of the Affiliate.  Each Affiliate is organized as a separate firm, and its operating or shareholder agreement is structured to provide appropriate incentives for Affiliate management owners and to address the Affiliate’s particular characteristics while also enabling us to protect our interests, including through arrangements such as long-term employment agreements with key members of the firm’s management team.

In most cases, we own a majority of the equity interests of a firm and structure a revenue sharing arrangement, in which a percentage of revenue is allocated for use by management of that Affiliate in paying operating expenses of the Affiliate, including salaries and bonuses. We call this the “Operating Allocation.” The portion of the Affiliate’s revenue that is allocated to the owners of that Affiliate (including us) is called the “Owners’ Allocation.” Each Affiliate allocates its Owners’ Allocation to its managers and to us generally in proportion to their and our respective ownership interests in that Affiliate.

One of the purposes of our revenue sharing arrangements is to provide ongoing incentives for Affiliate managers by allowing them to participate in the growth of their firm’s revenue, which may increase their compensation from both the Operating Allocation and the Owners’ Allocation.  These arrangements also provide incentives to control operating expenses, thereby increasing the portion of the Operating Allocation that is available for growth initiatives and compensation.  As one measure of these incentives, in 2008, approximately $381.8 million of compensation and profits were allocated to our Affiliate managers (reported in Compensation expense and Non-controlling interest).

An Affiliate’s Operating Allocation is structured to cover its operating expenses.  However, should actual operating expenses exceed the Operating Allocation, our contractual share of cash under the Owners’ Allocation generally has priority over the allocations and distributions to the Affiliate’s managers.  As a result, the excess expenses first reduce the portion of the Owners’ Allocation allocated to the Affiliate’s managers until that portion is eliminated, before reducing the portion allocated to us. Any such reduction in our portion of the Owners’ Allocation is required to be paid back to us out of the portion of future Owners’ Allocation allocated to the Affiliate’s managers.

Our minority investments are also structured to align our interests with those of the Affiliate’s management through shared equity ownership, as well as to preserve the Affiliate’s entrepreneurial culture and independence by maintaining the Affiliate’s operational autonomy.  In cases where we hold a minority interest, the revenue sharing arrangement generally allocates a percentage of the Affiliate’s revenue to us.  The remaining revenue is used to pay operating expenses and profit distributions to the other owners.

Certain of our Affiliates operate under profit-based arrangements through which we own a majority of the equity in the firm and receive a share of profits as cash flow, rather than a percentage of revenue through a typical revenue sharing agreement.  As a result, we participate fully in any increase or decrease in the revenue or expenses of such firms. In these cases, we participate in a budgeting process and generally provide incentives to management through compensation arrangements based on the performance of the Affiliate.

We are focused on establishing and maintaining long-term partnerships with our Affiliates.  Our shared equity ownership gives both AMG and our Affiliate partners meaningful incentives to manage their businesses for strong future growth.  From time to time, we may consider changes to the structure of our relationship with an Affiliate in order to better support the firm’s growth strategy.

Through our affiliated investment management firms, we derive most of our revenue from the provision of investment management services. Investment management fees (“asset-based fees”) are usually determined as a percentage fee charged on periodic values of a client’s assets under management; most asset-based advisory fees are billed by our Affiliates quarterly. Certain clients are billed for all or a portion of their accounts based upon assets under management valued at the beginning of a billing period (“in advance”). Other clients are billed for all or a portion of their accounts based upon assets under management valued at the end of the billing period (“in arrears”). Most client accounts in the High Net Worth distribution channel are billed in advance, and most client accounts in the Institutional distribution channel are billed in arrears. Clients in the Mutual Fund distribution channel are billed based upon average daily assets under management. Advisory fees billed in advance will not reflect subsequent changes in the market value of assets under management for that period but may reflect changes due to client withdrawals. Conversely, advisory fees billed in arrears will reflect changes in the market value of assets under management for that period.

In addition, over 50 Affiliate alternative investment and equity products, representing approximately $28.6 billion of assets under management (as of December 31, 2008), also bill on the basis of absolute or relative investment performance (“performance fees”). These products, which are primarily in the Institutional distribution channel, are often structured to have returns that are not directly correlated to changes in broader equity indices and, if earned, the performance fee component is typically billed less frequently than an asset-based fee.  Although performance fees inherently depend on investment results and will vary from period to period, we anticipate performance fees to be a recurring component of our revenue. We also anticipate that, within any calendar year, the majority of performance fees will typically be realized in the fourth quarter.

For certain of our Affiliates, generally where we own a minority interest, we are required to use the equity method of accounting.  Consistent with this method, we have not consolidated the operating results of these firms (including their revenue) in our Consolidated Statements of Income.  Our share of these firms’ profits (net of intangible amortization) is reported in “Income from equity method investments,” and is therefore reflected in our Net Income and EBITDA.  As a consequence, increases or decreases in these firms’ assets under management (which totaled $44.2 billion as of December 31, 2008) will not affect reported revenue in the same manner as changes in assets under management at our other Affiliates.

Our Net Income reflects the revenue of our consolidated Affiliates and our share of income from Affiliates which we account for under the equity method, reduced by:

•      our expenses, including the operating expenses of our consolidated Affiliates; and

•      the profits allocated to managers of our consolidated Affiliates (i.e., non-controlling interest).

As discussed above, for consolidated Affiliates with revenue sharing arrangements, the operating expenses of the Affiliate as well as its managers’ non-controlling interest generally increase (or decrease) as the Affiliate’s revenue increases (or decreases) because of the direct relationship established in many of our agreements between the Affiliate’s revenue and its Operating Allocation and Owners’ Allocation. At our consolidated profit-based Affiliates, expenses may or may not correspond to increases or decreases in the Affiliates’ revenues.

Our level of profitability will depend on a variety of factors, including:

•      those affecting the global financial markets generally and the equity markets particularly, which could potentially result in considerable increases or decreases in the assets under management at our Affiliates;

•      the level of Affiliate revenue, which is dependent on the ability of our existing and future Affiliates to maintain or increase assets under management by maintaining their existing investment advisory relationships and fee structures, marketing their services successfully to new clients and obtaining favorable investment results;

•      our receipt of Owners’ Allocation from Affiliates with revenue sharing arrangements, which depends on the ability of our existing and future Affiliates to maintain certain levels of operating profit margins;

•      the increases or decreases in the revenue and expenses of Affiliates that operate on a profit-based model;

•      the availability and cost of the capital with which we finance our existing and new investments;

•      our success in making new investments and the terms upon which such transactions are completed;

•      the level of intangible assets and the associated amortization expense resulting from our investments;

•      the level of our expenses, including compensation for our employees; and

•      the level of taxation to which we are subject.

Recently Adopted Accounting Standards

On January 1, 2009, we adopted several accounting standards that were retrospectively applied to prior periods, including

•      FASB Staff Position (“FSP”) APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (“APB 14-1”);

•      Statement of Financial Accounting Standards (“FAS”) No. 141 (revised 2007) “Business Combinations” (“FAS 141R”);

•      FAS No. 160 “Non-Controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (“FAS 160”); and

•      Emerging Issues Task Force (“EITF”) Topic No. D-98 “Classification and Measurement of Redeemable Securities” (“Topic D-98”).

APB 14-1 requires us to bifurcate certain of our convertible debt securities into their theoretical debt and equity components.  We accrete (as interest expense) the debt components to their principal amounts over the expected life of the debt.  As a result of APB 14-1, we have reported incremental non-cash interest expense of approximately $7.4 million, $7.5 million, and $7.5 million for the years ended December 31, 2006, 2007 and 2008, respectively.  Also as a result of APB 14-1, the net gain on the repurchase of a portion of our junior convertible trust preferred securities in 2008 was reduced to $26.5 million.

FAS 141R requires us to expense acquisition-related professional fees.  We retrospectively applied FAS 141R to acquisition-related professional fees that were deferred as of December 31, 2008, the effect of which was to reduce Net income by $0.7 million and $5.9 million in 2007 and 2008, respectively.  The other provisions of FAS 141R will be applied to future acquisitions.

FAS 160 requires us to change the income statement, balance sheet and cash flow presentation of non-controlling interests (previously known as minority interests).  Net income (non-controlling interest), which was previously reported as Minority interest (and reduced net income) in our Consolidated Statements of Income, is now included in Net income.  The accumulated capital of non-controlling interests, which was previously reported as Minority interest on our Consolidated Balance Sheets, is now reported in Equity.  Payments to non-controlling interests, profit distributions and repurchases of Affiliate equity, are now classified as financing activities on the Statements of Cash Flows (previously reported as operating and investing activities, respectively).

Topic D-98 provides guidance on the reporting of equity securities that are subject to mandatory redemption requirements or whose redemption is outside the control of the issuer.  Topic D-98 requires us to present the redemption value of our Affiliate equity on our Consolidated Balance Sheets (referred to as “Redeemable non-controlling interests”). Adjustments to Redeemable non-controlling interests are recorded to Stockholders’ equity.

We have updated our financial information for prior periods to reflect the adoption of these standards as of the earliest period presented.

Results of Operations

The following tables present our Affiliates’ reported assets under management by operating segment (which are also referred to as distribution channels in this Annual Report on Form 10-K).

Assets under Management

Statement of Changes

(in billions)	Mutual Fund	Institutional	High Net Worth	Total
December 31, 2005	$50.3	$109.3	$24.7	$184.3
Net client cash flows	0.4	18.5	0.5	19.4
New investments(1)	0.6	11.1	0.2	11.9
Investment performance	6.9	16.1	3.4	26.4
Other(2)	—	(0.3)	(0.6)	(0.9)
December 31, 2006	58.2	154.7	28.2	241.1
Net client cash flows	(0.2)	0.7	(0.9)	(0.4)
New investments(1)	—	8.8	2.0	10.8
Investment performance	4.6	15.9	3.9	24.4
Other(2)	(0.4)	0.3	(1.0)	(1.1)
December 31, 2007	62.2	180.4	32.2	274.8
Net client cash flows	(4.1)	(14.3)	(1.4)	(19.8)
New investments(1)	—	0.8	6.6	7.4
Investment performance	(23.0)	(53.4)	(9.8)	(86.2)
Other(2)	(0.4)	(4.1)	(1.6)	(6.1)
December 31, 2008	$34.7	$109.4	$26.0	$170.1

(1)   In 2006, we completed a new Affiliate investment in Chicago Equity Partners.  In 2007, we completed new investments in ValueAct and BlueMountain.  In 2008, we completed a new investment in Gannett Welsh and Kotler.

(2)   Other includes assets under management attributable to Affiliate product closings and transfers of our interest in certain Affiliated investment management firms.

The operating segment analysis presented in the following table is based on average assets under management. For the Mutual Fund distribution channel, average assets under management generally represent an average of the daily net assets under management. For the Institutional and High Net Worth distribution channels, average assets under management represents an average of the assets at the beginning and end of each calendar quarter during the applicable period. We believe that this analysis more closely correlates to the billing cycle of each distribution channel and, as such, provides a more meaningful relationship to revenue.

(in millions, except as noted)	2006	2007	% Change	2008	% Change
Average assets under management (in billions)(1)
Mutual Fund	$54.4	$61.9	14%	$50.8	(18)%
Institutional	125.1	168.9	35%	148.8	(12)%
High Net Worth	26.8	30.5	14%	28.5	(7)%
Total	$206.3	$261.3	27%	$228.1	(13)%

Revenue(2)
Mutual Fund	$501.7	$558.3	11%	$456.2	(18)%
Institutional	514.8	645.6	25%	559.8	(13)%
High Net Worth	153.9	166.0	8%	142.2	(14)%
Total	$1,170.4	$1,369.9	17%	$1,158.2	(15)%

Net Income(2)
Mutual Fund	$66.1	$70.5	7%	$37.4	(47)%
Institutional	63.6	85.1	34%	(34.2)	(140)%
High Net Worth	16.9	20.9	24%	(4.5)	(122)%
Total	$146.6	$176.5	20%	$(1.3)	(101)%

EBITDA(2)(3)
Mutual Fund	$138.2	$153.5	11%	$102.6	(33)%
Institutional	162.3	210.7	30%	168.5	(20)%
High Net Worth	41.6	52.9	27%	37.9	(28)%
Total	$342.1	$417.1	22%	$309.0	(26)%

(1)           Assets under management attributable to investments that were completed during the relevant periods are included on a weighted average basis for the period from the closing date of the respective investment. Average assets under management includes assets managed by affiliated investment management firms that we do not consolidate for financial reporting purposes of $39.1 billion, $53.7 billion and $59.6 billion for 2006, 2007 and 2008, respectively.

(2)           Note 28 to the Consolidated Financial Statements describes the basis of presentation of the financial results of our three operating segments. As discussed in Note 1 to the Consolidated Financial Statements, we are required to use the equity method of accounting for certain investments and as such do not consolidate their revenue for financial reporting purposes. Our share of profits from these investments is reported in “Income from equity method investments” and is therefore reflected in Net Income and EBITDA.

(3)           The definition of EBITDA and our reasons for using EBITDA are presented in Note 2 on page 1. Our use of EBITDA, including a reconciliation to cash flow from operations, is discussed in greater detail in “Liquidity and Capital Resources.”

Revenue

Our revenue is generally determined by the level of our assets under management, the portion of our assets across our products and three operating segments, which realize different fee rates, and the recognition of any performance fees.

Our revenue decreased $211.7 million (or 15%) in 2008 from 2007, primarily as a result of a 13% decrease in average assets under management. The decrease in average assets under management resulted principally from investment performance and negative net client cash flows.

The increase in revenue of $199.5 million (or 17%) in 2007 from 2006 resulted principally from a 27% increase in average assets under management. The increase in average assets under management resulted principally from positive investment performance in 2006 and 2007, net client cash flows in 2006 and, to a lesser extent, our 2006 investment in a new Affiliate. The increase in revenue was proportionately less than the growth in assets under management primarily as a result of our equity method investments, as we do not consolidate the revenue or expenses of these Affiliates.

The following discusses the changes in our revenue by operating segments.

Mutual Fund Distribution Channel

The decrease in revenue of $102.1 million (or 18%) in the Mutual Fund distribution channel in 2008 from 2007 resulted from an 18% decrease in average assets under management. The decrease in average assets under management resulted principally from investment performance.

The increase in revenue of $56.6 million (or 11%) in 2007 from 2006 resulted principally from a 14% increase in average assets under management. The increase in average assets under management resulted principally from positive investment performance.

Institutional Distribution Channel

The decrease in revenue of $85.8 million (or 13%) in the Institutional distribution channel in 2008 from 2007 resulted principally from a 12% decrease in average assets under management. The decrease in average assets under management resulted principally from investment performance and negative net client cash flows.

Our revenue increased $130.8 million (or 25%) in 2007 from 2006, primarily as a result of a 35% increase in average assets under management. The increase in average assets under management resulted principally from positive investment performance in 2006 and 2007, net client cash flows in 2006 and, to a lesser extent, our 2006 investment in a new Affiliate.  The increase in revenue was proportionately less than the increase in assets under management primarily as a result of our equity method investments, as we do not consolidate revenue or expenses of such Affiliates.

High Net Worth Distribution Channel

The decrease in revenue of $23.8 million (or 14%) in the High Net Worth distribution channel in 2008 from 2007 resulted principally from a 7% decrease in average assets under management. The decrease in average assets under management resulted principally from investment performance, partially offset by our 2008 investment in a new Affiliate. The decrease in revenue was proportionately greater than the decrease in assets under management as a result of our equity method investments, as we do not consolidate the revenue or expenses of these Affiliates.

Our revenue increased $12.1 million (or 8%) in 2007 from 2006 primarily as a result of a 14% increase in average assets under management.  The increase in average assets under management resulted principally from positive investment performance. The increase in revenue was proportionately less than the increase in assets under management primarily as a result of our equity method investments, as we do not consolidate the revenue or expenses of these Affiliates, and increases in assets under management that realize a comparatively lower fee rate.

Operating Expenses

The following table summarizes our consolidated operating expenses:

(in millions)	2006	2007	% Change	2008	% Change
Compensation and related expenses	$472.4	$579.4	23%	$516.9	(11)%
Selling, general and administrative	184.0	199.1	8%	209.6	5%
Amortization of intangible assets	27.4	31.7	16%	33.9	7%
Depreciation and other amortization	8.7	10.4	20%	12.8	23%
Other operating expenses	23.9	18.8	(21)%	26.4	40%
Total operating expenses	$716.4	$839.4	17%	$799.6	(5)%

The substantial portion of our operating expenses is incurred by our Affiliates, the majority of which is incurred by Affiliates with revenue sharing arrangements. For Affiliates with revenue sharing arrangements, an Affiliate’s Operating Allocation percentage generally determines its operating expenses. Accordingly, our compensation expense is generally impacted by increases or decreases in each Affiliate’s revenue and the corresponding increases or decreases in their respective Operating Allocations. During 2008, approximately $216.6 million, or about 42% of our consolidated compensation expense, was attributable to our Affiliate managers. The percentage of revenue allocated to operating expenses varies from one Affiliate to another and may vary within an Affiliate depending on the source or amount of revenue. As a result, changes in our aggregate revenue may not impact our consolidated operating expenses to the same degree.

Compensation and related expenses decreased 11% in 2008 and increased 23% in 2007. The decrease in 2008 was primarily a result of the relationship between revenue and operating expenses at our Affiliates with revenue sharing arrangements, which experienced aggregate decreases in revenue and accordingly, reported lower compensation expense.  This decrease was also attributable to a $5.8 million decrease in holding company incentive compensation. These decreases were partially offset by an increase in share-based compensation of $44.9 million, including $38.7 million related to senior management’s surrender of stock options for no consideration (accounting standards require that, although no benefits were realized by senior management in connection with the option surrender, the remaining Black-Scholes compensation expense associated with these options must be reported in the period they were forfeited).

The increase in 2007 was primarily a result of the relationship between revenue and operating expenses at our Affiliates with revenue sharing arrangements, which experienced aggregate increases in revenue and accordingly, reported higher compensation expense.  The increase was also related to a $13.4 million increase in aggregate Affiliate expenses from our new investment.  In 2007, the increase in compensation was proportionately greater than the increase in revenue because of an increase in revenue at Affiliates with higher Operating Allocations.  Unrelated to the changes in revenue, the increase was also attributable to a $7.4 million increase in share-based compensation.

Selling, general and administrative expenses increased 5% in 2008.  The increase was principally the result of $13.8 million of one-time Affiliate expenses and $9.5 million attributable to acquisition-related professional fees. These increases were partially offset by Affiliate cost-cutting initiatives and a $10.3 million decrease in sub-advisory and distribution expenses attributable to a decline in assets under management at our Affiliates in the Mutual Fund distribution channel.  Selling, general and administrative expenses increased 8% in 2007.  This increase was principally a result of the growth in assets under management at our Affiliates in the Mutual Fund distribution channel.  Selling, general and administrative expenses also increased in 2007 as a result of $1.1 million attributable to acquisition-related professional fees and $1.0 million of expenses related to our global distribution initiatives. These increases were partially offset by a $6.7 million decrease in aggregate Affiliate expenses from the transfer of our interests in certain Affiliates during 2006 and 2007.

Amortization of intangible assets increased 7% in 2008 and 16% in 2007, principally from an increase in definite-lived intangible assets resulting from our investments in new and existing Affiliates in recent periods.

Depreciation and other amortization increased 23% in 2008 and 20% in 2007. These increases were principally attributable to spending on depreciable assets in recent periods, as well as our investments in new Affiliates.

Other operating expenses increased 40% in 2008, principally as a result of a loss realized on the transfer of Affiliate interests, partially offset by an increase in income from Affiliate investments in marketable securities.  Other operating expenses decreased 21% in 2007 principally as a result of a gain realized upon the transfer of Affiliate interests during 2007 as well as a $0.8 million recovery of Affiliate expenses that previously reduced our share of Owners’ Allocation.  These decreases were partially offset by a $0.7 million increase in aggregate Affiliate expenses from our 2006 investment in Chicago Equity Partners.

Other Income Statement Data

The following table summarizes non-operating income and expense data:

(in millions)	2006	2007	% Change	2008	% Change

Income (loss) from equity method investments	$38.3	$58.2	52%	$(97.1)	n.m.(1)
Investment and other income	16.9	17.1	1%	26.9	57%
Investment income (loss) from Affiliate investments in partnerships	3.4	38.9	1,044%	(63.4)	n.m.(1)
Interest expense	66.2	84.5	28%	81.4	(4)%
Income tax expense	83.9	103.6	23%	11.6	(89)%

(1) Percentage change is not meaningful.

Income (loss) from equity method investments consists of our share of income (loss) from Affiliates that are accounted for under the equity method of accounting, net of any related intangible amortization.  Income (loss) from equity method investments decreased substantially in 2008, principally as a result of a $150.0 million non-cash charge to reduce the carrying value of certain Affiliates accounted for under the equity method of accounting to their fair value, as well as decreases in assets under management and revenue attributable to Affiliates that are accounted for under the equity method of accounting.  Income from equity method investments increased 52% in 2007 principally as a result of increases in assets under management and revenue attributable to Affiliates that are accounted for under the equity method of accounting, including investments in new Affiliates.

Investment and other income increased 57% in 2008, principally from a net gain of $26.5 million realized on the repurchase of a portion of our junior convertible trust preferred securities and a gain of $8.2 million realized on the settlement of interest rate derivative contracts.  These gains were partially offset by a decrease in Affiliate investment earnings as well as $2.0 million of expenses incurred from the settlement of our 2004 mandatory convertible securities and the conversion of our floating rate senior convertible securities.  Investment and other income increased 1% in 2007, principally from an increase in Affiliate investment earnings.

Investment income (loss) from Affiliate investments in partnerships relates to the consolidation of certain investment partnerships in which our Affiliates serve as the general partner.  We are required to consolidate certain Affiliate investment partnerships (including interests in the partnerships in which we do not have ownership rights) in our consolidated financial statements.  For 2008 and 2007, the income (loss) from Affiliate investments in partnerships was $(63.4) million and $38.9 million, respectively, which was principally attributable to investors who are unrelated to us.

Interest expense decreased 4% in 2008, principally attributable to a $32.8 million decrease resulting from the conversion of our floating rate senior convertible securities and the settlement of our mandatory convertible securities and a $7.7 million decrease in the cost of our senior bank debt resulting from a decline in LIBOR interest rates. These decreases were partially offset by a $21.3 million increase from the issuance of our junior convertible trust preferred securities in 2007 and a $13.5 million increase from the issuance of our 2008 senior convertible notes.  Interest expense increased 28% in 2007, principally from an increase of $11.5 million related to higher outstanding borrowings under our senior bank debt, $5.8 million from the October 2007 issuance of $500 million of junior convertible trust preferred securities and $3.5 million from the April 2006 issuance of $300 million of junior convertible trust preferred securities. These increases were partially offset by a $3.1 million decrease in interest expense from repayment of our senior notes due 2006.

Income taxes decreased 89% in 2008 principally as a result of the decrease in Net Income (controlling interest).  This decrease was partially offset by an increase in income taxes of $8.9 million related to the one-time revaluation of our deferred tax liabilities as a result of new Massachusetts tax legislation.  Income taxes increased 23% in 2007 principally as a result of the increase in Net Income (controlling interest).

Net Income

The following table summarizes Net Income for the past three years:

(in millions)	2006	2007	% Change	2008	% Change

Net income (loss) (non-controlling interests in partnerships)	$3.4	$38.1	n.m.(1)	$(60.5)	n.m.(1)
Net income (non-controlling interests)	212.5	242.0	14%	193.7	(20)%
Net Income (controlling interest)	146.6	176.5	20%	(1.3)	n.m.(1)

(1) Percentage change is not meaningful.

Net income (loss) (non-controlling interests in partnerships) relates to the consolidation of certain investment partnerships in which our Affiliates are the general partner.  In 2008 and 2007, the net income (loss) from Affiliate investment partnerships attributable to the non-controlling interests was $(60.5) million, and $38.1 million, respectively.

Net income (non-controlling interest) decreased 20% in 2008 and increased 14% in 2007.  These changes were principally as a result of the previously discussed changes in revenue. In 2008, the decrease in non-controlling interest was proportionately greater than the decrease in revenue as a result of the decrease in Affiliate investment income.

Net Income (controlling interest) decreased substantially in 2008, after increasing 20% in 2007.  The decrease in 2008 was principally as a result of the decrease in revenue and the loss from equity method investments, and was partially offset by an increase in investment and other income as well as decreases in reported operating, non-controlling interest and tax expenses, as described above.  The increase in 2007 was principally as a result of increases in revenue and income from equity method investments, partially offset by increases in reported operating, interest, non-controlling interest and tax expenses, as described above.

Supplemental Performance Measure

As supplemental information, we provide a non-GAAP performance measure that we refer to as Cash Net Income. This measure is provided in addition to, but not as a substitute for, Net Income (controlling interest). Under our Cash Net Income definition, we add to Net Income (controlling interest) amortization and deferred taxes related to intangible assets and Affiliate depreciation and equity expense, and exclude the effect of APB 14-1. We consider Cash Net Income an important measure of our financial performance, as we believe it best represents operating performance before non-cash expenses relating to our acquisition of interests in our Affiliates. Cash Net Income is used by our management and Board of Directors as a principal performance benchmark, including as a measure for aligning executive compensation with stockholder value.

Since our acquired assets do not generally depreciate or require replacement by us, and since they generate deferred tax expenses that are unlikely to reverse, we add back these non-cash expenses to Net Income to measure operating performance. We add back amortization attributable to acquired client relationships because this expense does not correspond to the changes in value of these assets, which do not diminish predictably over time. The portion of deferred taxes generally attributable to intangible assets (including goodwill) that we no longer amortize but which continues to generate tax deductions is added back, because we believe it is unlikely these accruals will be used to settle material tax obligations. We add back non-cash expenses relating to certain transfers of equity between Affiliate management partners, when these transfers have no dilutive effect to our shareholders. We add back the portion of consolidated depreciation expense incurred by our Affiliates because under our Affiliates’ operating agreements we are generally not required to replenish these depreciating assets.

In connection with recent accounting changes described in Note 1(b) to the consolidated financial statements, we modified our Cash Net Income definition to add back non-cash charges related to certain Affiliate equity transfers (referred to as Affiliate equity expense) and APB 14-1 (both net of tax).  In prior periods, Cash Net Income was defined as “Net Income plus amortization and deferred taxes relating to intangible assets plus Affiliate depreciation.”  Under this prior definition, Cash Net Income reported in 2006, 2007 and 2008 was $222.5 million, $258.7 million and $222.0 million, respectively.

The following table provides a reconciliation of Net Income to Cash Net Income:

(in millions)	2006	2007	2008

Net Income	$146.6	$176.5	$(1.3)
Intangible amortization(1)	36.7	42.0	204.6
Intangible-related deferred taxes	28.8	28.6	(12.8)
APB 14-1 expense	4.8	5.0	19.0
Affiliate equity expense	1.9	5.3	8.9
Affiliate depreciation	5.7	6.1	7.0
Cash Net Income	$224.5	$263.5	$225.4

(1)    As discussed in Note 1 to the Consolidated Financial Statements, we are required to use the equity method of accounting for certain of our investments and, as such, do not separately report these Affiliates’ revenues or expenses (including intangible amortization expenses) in our income statement. Our share of these investments’ amortization is reported in “Income (loss) from equity method investments.”

Cash Net Income decreased 14% in 2008 primarily as a result of the decreases in revenue, partially offset by an increase in investment and other income as well as decreases in reported operating, non-controlling interest and tax expenses, as described above.  Cash Net Income increased 17% in 2007, primarily as a result of the previously described factors’ effect on Net Income.

Liquidity and Capital Resources

The following table summarizes certain key financial data relating to our liquidity and capital resources:

	December 31,
(in millions)	2006	2007	2008
Balance Sheet Data
Cash and cash equivalents	$201.7	$223.0	$396.4
Senior bank debt	365.5	519.5	233.5
2008 senior convertible notes	—	—	398.4
Zero coupon convertible notes	113.4	78.1	47.1
Floating rate convertible securities	292.2	298.9	—
Mandatory convertible securities	300.0	300.0	—
Junior convertible trust preferred securities	209.6	549.8	505.0
Cash flow data
Operating cash flows	$484.9	$509.4	$508.0
Investing cash flows	(140.5)	(512.5)	(93.6)
Financing cash flows	(283.6)	21.6	(238.3)
EBITDA(1)	342.1	417.1	309.0

(1)    The definition of EBITDA is presented in Note 2 on page 1.

We view our ratio of debt to EBITDA (our “internal leverage ratio”) as an important gauge of our ability to service debt, make new investments and access additional capital.  Consistent with industry practice, we do not consider mandatory convertible securities or junior trust preferred securities as debt for the purpose of determining our internal leverage ratio.  We also view our leverage on a “net debt” basis by deducting from our debt balance holding company cash (including prospective proceeds from the settlement of our forward equity sale agreement).  As of December 31, 2008, our internal leverage ratio was 1.4:1.

Under the terms of our credit facility we are required to meet two financial ratio covenants. The first of these covenants is a maximum ratio of debt to EBITDA (the “bank leverage ratio”) of 3.5x. The calculation of our bank leverage ratio is generally consistent with our internal leverage ratio approach. The second covenant is a minimum EBITDA to cash interest expense ratio of 3.0x (our “bank interest coverage ratio”). For the purposes of calculating these ratios, share-based compensation expense is added back to EBITDA.

As of December 31, 2008, we were in full compliance with the terms of our credit facility. While continued material declines in the equity markets could negatively impact our EBITDA and, in turn, our ability to comply with our covenants, our holding company cash resources are sufficient to repay the balance outstanding under our credit facility.

We are rated BBB- by Standard & Poor’s.  A downgrade of our credit rating, either as a result of industry or company-specific considerations, would not have a material financial effect on any of our agreements or securities (or otherwise trigger a default).

In addition to borrowings available under our $770 million revolving credit facility, our current liquidity is augmented by approximately $320 million of holding company cash (including prospective proceeds from the forward equity settlement) and the free cash flow generated by our business.  We have no near-term debt maturities.

Supplemental Liquidity Measure

As supplemental information, we provide information regarding our EBITDA, a non-GAAP liquidity measure. This measure is provided in addition to, but not as a substitute for, cash flow from operations. EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. EBITDA, as calculated by us, may not be consistent with computations of EBITDA by other companies. As a measure of liquidity, we believe that EBITDA is useful as an indicator of our ability to service debt, make new investments and meet working capital requirements. We further believe that many investors use this information when analyzing the financial position of companies in the investment management industry.

The following table provides a reconciliation of cash flow from operations to EBITDA:

(in millions)	2006	2007	2008
Cash flow from operations	$484.9	$509.4	$508.0
Interest expense, net of non-cash items(1)	53.6	70.9	68.5
Current tax provision	55.3	74.6	49.2
Income from equity method investments, net of distributions(2)	1.6	15.0	(6.9)
Changes in assets and liabilities and other adjustments(3)	(253.3)	(252.8)	(309.8)
EBITDA(4)	$342.1	$417.1	$309.0

(1)    Non-cash items represent amortization of issuance costs and interest accretion ($12.6, $13.6 and $12.9 million in 2006, 2007 and 2008, respectively).

(2)    Distributions from equity method investments were $46.0, $53.6 and $80.5 million for 2006, 2007 and 2008, respectively.

(3)    Other adjustments include stock option expenses, tax benefits from stock options, Net income attributable to non-controlling interests and other adjustments to reconcile Net Income (controlling interest) to net cash flow from operating activities.

(4)    The definition of EBITDA is presented in Note 2 on page 1.

In 2008, we met our cash requirements primarily through cash generated by operating activities, borrowings of senior debt and the issuance of convertible securities and common stock. Our principal uses of cash were to settle convertible securities, repurchase shares of our common stock, make investments in new and existing Affiliates, repay senior debt and make distributions to Affiliate managers. We expect that our principal uses of cash for the foreseeable future will be for investments in new and existing Affiliates, distributions to Affiliate managers, payment of principal and interest on outstanding debt, the repurchase of debt securities, the repurchase of shares of our common stock and for working capital purposes.

The following table summarizes the principal amount at maturity of our debt obligations and convertible securities as of December 31, 2008:

		Maturity	Form of
(in millions)	Amount	Date	Repayment
Senior Bank Debt
Term Loan	$233.5	2012	(1)
Revolver	—	2012	(1)
Zero Coupon Senior Convertible Notes	50.1	2021	(2)
2008 Senior Convertibles Notes	460.0	2038	(3)
Junior Convertible Trust Preferred Securities	730.8	2036/2037	(4)

(1)   Settled in cash.

(2)   Settled in cash or common stock at our election if holders exercise their May 2011 or 2016 put rights, and in common stock if the holders exercise their conversion rights.

(3)   Settled in cash if holders exercise their August 2013, 2018, 2023, 2028 or 2033 put rights, and in cash or common stock at our election if the holders exercise their conversion rights.

(4)   Settled in cash or common stock at our election if the holders exercise their conversion rights.

Senior Bank Debt

On November 27, 2007, we entered into an amended and restated credit facility (the “Facility”). During the third quarter of 2008, we increased our borrowing capacity to $1.01 billion, comprised of a $770 million revolving credit facility (the “Revolver”) and a $240 million term loan (the “Term Loan”).  All other terms of the Facility remain unchanged. We pay interest on these obligations at specified rates (based either on the LIBOR rate or the prime rate as in effect from time to time) that vary depending on our credit rating. The Term Loan requires principal payments at specified dates until maturity. Subject to the agreement of lenders to provide additional commitments, we have the option to increase the Facility by up to an additional $175 million.

The Facility will mature in February 2012, and contains financial covenants with respect to leverage and interest coverage. The Facility also contains customary affirmative and negative covenants, including limitations on indebtedness, liens, cash dividends and fundamental corporate changes. Borrowings under the Facility are collateralized by pledges of the substantial majority of our capital stock or other equity interests owned by us. As of December 31, 2008, we had $233.5 million outstanding under our Facility.

Zero Coupon Senior Convertible Notes

In 2001, we issued $251 million principal amount at maturity of zero coupon senior convertible notes due 2021 (“zero coupon convertible notes”), with each note issued at 90.50% of such principal amount and accreting at a rate of 0.50% per year (the adoption of APB 14-1 did not affect these securities). As of December 31, 2008, $50.1 million principal amount at maturity remain outstanding. Each security is convertible into 17.429 shares of our common stock (at a current base conversion price of $53.95) upon the occurrence of certain events, including the following: (i) if the closing price of a share of our common stock is more than a specified price over certain periods (initially $62.36 and increasing incrementally at the end of each calendar quarter to $63.08 in April 2021); (ii) if the credit rating assigned by Standard & Poor’s to the securities is below BB-; or (iii) if we call the securities for redemption. The holders may require us to repurchase the securities at their accreted value in May 2011 and 2016. If the holders exercise this option in the future, we may elect to repurchase the securities with cash, shares of our common stock or some combination thereof.  We have the option to redeem the securities for cash at their accreted value.  Under the terms of the indenture governing the zero coupon convertible notes, a holder may convert such security into common stock by following the conversion procedures in the indenture; subject to changes in the price of our common stock, the zero coupon convertible notes may not be convertible in certain future periods.

In 2006, we amended the zero coupon convertible notes.  Under the terms of this amendment, we paid interest through May 7, 2008 at a rate of 0.375% per year on the principal amount at maturity of the notes in addition to the accrual of the original issue discount.

2008 Senior Convertible Notes

In August 2008, we issued $460 million of senior convertible notes due 2038 (“2008 senior convertible notes”). The 2008 senior convertible notes bear interest at 3.95%, payable semi-annually in cash. In accordance with APB 14-1, we are accreting the carrying value to the principal amount at maturity using an interest rate of 7.37% (over its expected life of five years), resulting in expected incremental interest expense for 2009 of approximately $11.2 million. Each security is convertible into 7.959 shares of our common stock (at an initial conversion price of $125.65) upon the occurrence of certain events. Upon conversion, we may elect to pay or deliver cash, shares of common stock, or some combination thereof. The holders of the 2008 senior convertible notes may require us to repurchase the notes in August of 2013, 2018, 2023, 2028 and 2033. We may redeem the notes for cash at any time on or after August 15, 2013.

The 2008 senior convertible notes are considered contingent payment debt instruments under federal income tax regulations. These regulations require us to deduct interest in an amount greater than our reported interest expense, which will result in annual deferred tax liabilities of approximately $9.6 million. These deferred tax liabilities will be reclassified directly to stockholders’ equity if our common stock is trading above certain thresholds at the time of the conversion of the notes.

Junior Convertible Trust Preferred Securities

In 2006, we issued $300 million of junior subordinated convertible debentures due 2036 to a wholly-owned trust simultaneous with the issuance, by the trust, of $291 million of convertible trust preferred securities to investors. The junior subordinated convertible debentures and convertible trust preferred securities (together, the “2006 junior convertible trust preferred securities”) have substantially the same terms.

The 2006 junior convertible trust preferred securities bear interest at 5.1% per annum, payable quarterly in cash.  In accordance with APB 14-1, we are accreting the discounted amount to the principal amount at maturity using an interest rate of 7.496% (over its expected life of 30 years).  The incremental interest expense for 2009 is expected to be $1.0 million.  Each $50 security is convertible, at any time, into 0.333 shares of our common stock, which represents a conversion price of $150 per share (or a 48% premium to the share price of $101.45 at the time of issuance).  Upon conversion, investors will receive cash or shares of our common stock (or a combination of cash and common stock) at our election.  The 2006 junior convertible trust preferred securities may not be redeemed by us prior to April 15, 2011.  On or after April 15, 2011, they may be redeemed if the closing price of our common stock exceeds $195 per share for a specified period of time. The trust’s only assets are the junior convertible subordinated debentures. To the extent that the trust has available funds, we are obligated to ensure that holders of the 2006 junior convertible trust preferred securities receive all payments due from the trust.

In October 2007, we issued an additional $500 million of junior subordinated convertible debentures due 2037 to a wholly-owned trust simultaneous with the issuance, by the trust, of $500 million of convertible trust preferred securities to investors.  The junior subordinated convertible debentures and convertible trust preferred securities (together, the “2007 junior convertible trust preferred securities”) have substantially the same terms.

The 2007 junior convertible trust preferred securities bear interest at 5.15% per annum, payable quarterly in cash. In accordance with APB 14-1, we are accreting the discounted amount to the principal amount at maturity using an interest rate of 8.0% (over its expected life of 30 years).  The incremental interest expense for 2009 is expected to be $1.3 million.   Each $50 security is convertible, at any time, into 0.25 shares of our common stock, which represents a conversion price of $200 per share (or a 53% premium to the share price of $130.77 at the time of issuance).  Upon conversion, investors will receive cash or shares of our common stock (or a combination of cash and common stock) at our election.  The 2007 junior convertible trust preferred securities may not be redeemed by us prior to October 15, 2012.  On or after October 15, 2012, they may be redeemed if the closing price of our common stock exceeds $260 per share for a specified period of time. The trust’s only assets are the 2007 junior convertible subordinated debentures. To the extent that the trust has available funds, we are obligated to ensure that holders of the 2007 junior convertible trust preferred securities receive all payments due from the trust.

The 2006 and 2007 junior convertible trust preferred securities are considered contingent payment debt instruments under the federal income tax regulations.  We are required to deduct interest in an amount greater than our reported interest expense. In 2009, these deductions will generate deferred taxes of approximately $8.8 million.

In November 2008, we repurchased $69.2 million aggregate principal amount of the 2007 junior convertible trust preferred securities.  We realized a gain of $26.5 million on this transaction, which was reported in Investment and other income.  Following the repurchase, these securities were cancelled and retired.

Purchases of Affiliate Equity

Many of our operating agreements provide Affiliate managers a conditional right to require us to purchase their retained equity interests at certain intervals. Certain agreements also provide us a conditional right to require Affiliate managers to sell their retained equity interests to us upon their death, permanent incapacity or termination of employment and provide Affiliate managers a conditional right to require us to purchase such retained equity interests upon the occurrence of specified events. The purchase price of these conditional purchases are generally calculated based upon a multiple of the Affiliate’s cash flow distributions, which is intended to represent fair value.  Affiliate management partners are also permitted to sell their equity interests to other individuals or entities in certain cases, subject to our approval or other restrictions.

We may pay for Affiliate equity purchases in cash, shares of our common stock or other forms of consideration and in all cases can consent to the transfer of these interests to other individuals or entities.  Our cumulative redemption obligation for these interests has been presented in accordance with EITF Topic D-98 as “Redeemable non-controlling interests” on our Consolidated Balance Sheets.  Changes in redeemable non-controlling interests for the year ended December 31, 2008 are principally the result of changes to the value of, and repurchases of, these interests.  Although the timing and amounts of these purchases are difficult to predict, we expect to repurchase approximately $50.0 million of Affiliate equity during 2009, and, in such event, will own the cash flow associated with any equity repurchased.

Other Convertible Securities

In the first quarter of 2008, we retired two issues of convertible securities, our floating rate senior convertible securities due 2033 (“floating rate convertible securities”) and mandatory convertible securities (“2004 PRIDES”).  We issued the floating rate convertible securities ($300 million) in 2003 and the 2004 PRIDES ($300 million) in 2004.

In February 2008, we called the outstanding floating rate convertible securities for redemption at their principal amount plus accrued and unpaid interest.  In lieu of redemption, substantially all of the holders elected to convert their securities.  Pursuant to these conversions and other privately negotiated exchanges, we issued approximately 7.0 million shares of common stock and the floating rate convertible securities were cancelled and retired.

The floating rate convertible securities were considered contingent payment debt instruments under federal income tax regulations that required us to deduct interest in an amount greater than our reported interest expense.  Because the trading price of our common stock exceeded $60.90 at the time of the conversions described above, $18.3 million of deferred tax liabilities attributable to these securities was reclassified to stockholders’ equity when the securities were retired.

In March 2008, we repurchased the outstanding senior notes component of the 2004 PRIDES.  The repurchase proceeds were used by the original holders to fulfill their obligations under related forward equity purchase contracts.  Pursuant to the settlement of the forward equity purchase contracts and other privately negotiated exchanges, we issued approximately 3.8 million shares of common stock and the 2004 PRIDES were cancelled and retired.

Derivatives

In 2006, we entered into a series of contracts that provided the option, but not the obligation, to repurchase 0.9 million shares of our common stock. Upon exercise, we could elect to receive the intrinsic value of a contract in cash or common stock. During 2007, we exercised our option, which had an intrinsic value of $21.1 million. We elected to receive approximately 0.1 million shares of common stock and used the remaining proceeds, $6.8 million, to enter into a series of contracts to repurchase up to 0.8 million shares. These options expired during the first quarter of 2008.

During the first quarter of 2008, we entered into a series of treasury rate lock contracts with a notional value of $250 million.  These contracts were settled in the second quarter of 2008, and we received $8.2 million.  Each contract was designated and qualified as a cash flow hedge under Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”).  We documented our hedging strategies and risk management objectives for these contracts.  We assessed and documented, both at inception and on an ongoing basis, whether these hedging contracts were highly effective in offsetting changes in cash flows associated with the hedge items.  During the fourth quarter of 2008, we concluded that it was probable that the hedged transaction would not occur and the gain was reclassified from accumulated other comprehensive income to Net Income.

Operating Cash Flow

Cash flow from operations generally represents Net Income plus non-cash charges for amortization, deferred taxes, equity-based compensation and depreciation, as well as increases and decreases in our consolidated working capital.

The decrease in cash flow from operations in 2008 as compared to 2007 resulted principally from a decrease in earnings and $106.1 million of increased settlements of liabilities, partially offset by increased collections of investment advisory fees receivable of $138.8 million.  The increase in cash flow from operations for the year ended 2007 as compared to 2006 resulted principally from increased earnings and increased investment advisory fees receivable of $16.3 million, partially offset by a $46.3 million increase in settlements of liabilities.

In accordance with EITF 04-5, we consolidated $68.8 and $134.7 million of client assets held in partnerships controlled by our Affiliates as of December 31, 2008 and 2007, respectively. Sales of client assets generated $6.0 and $12.8 million of operating cash flow in 2008 and 2007, respectively.

Investing Cash Flow

Changes in net cash flow used in investing activities result primarily from Investments in Affiliates. Net cash flow used to make investments in Affiliates was $75.6 million, $488.5 million and $98.7 million for the years ended December 31, 2008, 2007 and 2006, respectively.  These investments were primarily funded with borrowings under our credit facility and existing cash.

In January 2009, we announced an agreement to restructure and postpone our previously announced transaction with Harding Loevner LLC (“Harding Loevner”).  The amended agreement provides Harding Loevner the option to complete the transaction during the second half of 2009 on terms substantially consistent with the original agreement.

Under past acquisition agreements, we are contingently liable, upon achievement of specified financial targets, to make payments of up to $232 million through 2012. In 2009, we expect to make total payments of approximately $100 million to settle portions of these contingent obligations, our purchase of Affiliate equity (as discussed above) and our potential investment in Harding Loevner.

Financing Cash Flow

Net cash flows used in financing activities increased $259.9 million in 2008 as compared to 2007, primarily as a result of a net repayment of senior bank debt of $286.0 combined with $208.7 settlement of convertible securities, partially offset by a $370.5 decrease in the repurchases of common stock.  In addition, we issued $460 million of senior convertible notes in 2008 and repurchased $69.2 million aggregate principal amount of our junior convertible trust preferred securities for $24.2 million.  The increase in cash flows from financing activities in 2007 from 2006 was primarily as a result of our $500 million issuance of junior convertible trust preferred securities and a net increase in borrowings under our revolver of $154.0 million, partially offset by $436.0 million of repurchases of our common stock.  Additionally, in accordance with FAS 160, payments to non-controlling interests, profit distributions and repurchases of Affiliate equity, are now classified as financing activities on the Statements of Cash Flows (previously reported as operating and investing activities, respectively).

As more fully discussed in Liquidity and Capital Resources, during 2008, we retired the outstanding floating rate convertible securities and issued approximately 7.0 million shares of common stock. Additionally, we repurchased the outstanding senior notes component of our 2004 PRIDES. The repurchase proceeds were used by the original holders to fulfill their obligations under the related forward equity purchase contracts. We issued approximately 3.8 million shares of common stock to settle the forward equity purchase contracts.

In May 2008, we entered into a forward equity sale agreement under which we may sell up to $200 million of our common stock to a major securities firm, with the timing of sales at our discretion. Through February 25, 2009, we have agreed to sell approximately $144.3 million under this agreement at a weighted average price of $81.31.  We can settle these forward sales at any time prior to December 19, 2009.

In accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”), beginning in 2006, certain tax benefits associated with stock options have been reported as financing cash flows in the amount of $11.1 million and $36.5 million as of December 31, 2008 and 2007, respectively.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2008:

		Payments Due
Contractual Obligations	Total	2009	2010-2011	2012-2013	Thereafter
(in millions)
Senior bank debt(1)	$233.5	$25.9	$103.8	$103.8	$—
Senior convertible securities(1)	1,066.9	18.5	36.3	36.3	975.8
Junior convertible trust preferred securities(1)(2)	1,824.9	37.5	75.0	75.0	1,637.4
Leases	97.3	19.3	31.8	22.3	23.9
Other liabilities(3)	28.4	26.2	2.2	—	—
Total	$3,251.0	$127.4	$249.1	$237.4	$2,637.1

(1)    The timing of debt payments assumes that outstanding debt is settled for cash or common stock at the applicable maturity dates.  The amounts include the cash payment of fixed interest.

(2)    As more fully discussed on page 12, consistent with industry practice, we do not consider our junior convertible trust preferred securities as debt for the purpose of determining our leverage ratio.

(3)    Other liabilities reflect amounts payable to Affiliate managers related to our purchase of additional Affiliate equity interests. This table does not include liabilities for uncertain tax positions ($21.9 million as of December 31, 2008) as we cannot predict when such liabilities will be paid.

Market Risk

Our revenue is derived primarily from fees which are based on the market values of assets under management. Such values are affected by changes in financial markets, and accordingly declines in the financial markets will negatively impact our revenue and Net

Income.  The broader financial markets are affected, in part, by changing interest rates.  We cannot predict the effects that interest rates or changes in interest rates may have on either the broader financial markets or our Affiliates’ assets under management and associated fees.

We pay a variable rate of interest on our credit facility ($233.5 million outstanding as of December 31, 2008) and, until February 2008, paid a variable rate of interest on our floating rate senior convertible securities. We have fixed rates of interest on our zero coupon senior convertible notes, our 2008 senior convertible notes and on both of our junior convertible trust preferred securities.

From time to time, we seek to manage our exposure to changing interest rates by entering into interest rate hedging contracts. For example, through February 2008, we were a party to interest rate hedging contracts with a $150 million notional amount, which fixed the interest rate on a portion of our floating rate senior convertible securities to a weighted average interest rate of approximately 3.28% for the period from February 2005 to February 2008.

We estimate that a 100 basis point (1%) change in interest rates would result in a net annual change to interest expense related to our variable rate borrowings of approximately $2.3 million.  While a change in market interest rates would not affect the interest expense incurred on our fixed rate securities, such a change may affect the fair value of these securities. We estimate that a 100 basis point (1%) change in interest rates would result in a net change in the value of our fixed rate securities of approximately $10.8 million.

We operate primarily in the United States, and accordingly most of our consolidated revenue and associated expenses are denominated in U.S. dollars. We also provide services and earn revenue outside of the United States; therefore, the portion of our revenue and expenses denominated in foreign currencies may be impacted by movements in currency exchange rates.  The valuations of our foreign Affiliates are impacted by fluctuations in foreign exchange rates, which could be recorded as a component of stockholders’ equity.  To illustrate the effect of possible changes in currency exchange rates, as of December 31, 2008, we estimate that a 1% change in the Canadian dollar to U.S. dollar exchange rate would result in approximately a $2.9 million change to stockholders’ equity and a $0.4 million change to income before income taxes. During 2008, changes in currency exchange rates decreased stockholders’ equity by $68.3 million.

Recent Accounting Developments

In September 2006, the FASB issued FAS No. 157, “Fair Value Measurements” (“FAS 157”) which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and requires expanded disclosure about fair value measurements.  As described in Note 5 of our Consolidated Financial Statements, we adopted this standard in the first quarter of 2008 for our financial assets and liabilities that are measured at fair value on a quarterly basis.  For all other nonfinancial assets and liabilities, FAS 157 is effective in the first quarter of 2009. The standard is not expected to have a material impact our consolidated financial statements, but will require certain additional disclosures.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115” (“FAS 159”).  FAS 159 permits companies to measure many financial instruments and certain other items at fair value.  We adopted FAS 159 in the first quarter of 2008; as we did not apply the fair value option to any of our outstanding instruments, FAS 159 did not have an impact on our consolidated financial statements.

In March 2008, the FASB issued FAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133” (“FAS 161”).  FAS 161 requires enhanced disclosures regarding the impact of derivatives on our financial position, financial performance, and cash flows.  We will adopt FAS 161 in the first quarter of 2009 and do not expect this standard to have a material effect on the consolidated financial statements.

In June 2008, the FASB ratified EITF No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”).  EITF 07-5 provides guidance for determining whether an equity-linked financial instrument, or embedded feature, is indexed to an entity’s own stock.  We will adopt EITF 07-5 in the first quarter of 2009 and do not expect the adoption to change the classification or measurement of our financial instruments.

In October 2008, the FASB issued FASB Staff Position No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active” (“FSP FAS 157-3”), which applies to financial assets that are required or permitted to be measured at fair value in accordance with FAS 157.  FSP FAS 157-3 clarifies the application of FAS 157 and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that asset is not active.  The adoption did not have a significant impact on our financial position or results of operations, nor did it have a significant impact on the valuation techniques we used in measuring the fair value of our financial assets.

In November 2008, the FASB ratified EITF 08-6, “Equity Method Investment Accounting Considerations” (“EITF 08-6”). EITF 08-6 clarifies that the initial carrying value of an equity method investment should be determined in accordance with

FAS 141R and other-than-temporary impairments of equity method investments should be recognized in accordance with APB Opinion No. 18, “Accounting by an Investor for Its Proportionate Share of Accumulated Other Comprehensive Income of an Investee Accounted for under the Equity Method in Accordance with APB Opinion No. 18 upon a Loss of Significant Influence.”  EITF 08-6 is effective on a prospective basis beginning in the first quarter of 2009.  We are assessing the potential impact, if any, of the adoption of EITF 08-6 on our consolidated results of operations and financial condition.

In November 2008, the FASB ratified EITF 08-7, “Accounting for Defensive Intangible Assets” (“EITF 08-7”). EITF 08-7 applies to defensive assets which are acquired intangible assets which the acquirer does not intend to actively use, but intends to hold to prevent its competitors from obtaining access to the asset. EITF 08-7 clarifies that defensive intangible assets are separately identifiable and should be accounted for as a separate unit of accounting in accordance with FAS 141R and FAS 157. EITF 08-7 is effective for intangible assets acquired in 2009.  We are assessing the potential impact, if any, of the adoption of EITF 08-7 on our consolidated results of operations and financial condition.

In December 2008, the FASB issued FASB Staff Position FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP FAS 140-4 and FIN 46(R)-8”). This guidance increases disclosure requirements for public entities involved in securitization or asset-backed financing arrangements and variable interest entities. We adopted FSP FAS 140-4 and FIN 46(R)-8 in the fourth quarter of 2008 and such adoption did not have a significant impact on our consolidated financial statements.

Critical Accounting Estimates and Judgments

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires us to make judgments, assumptions, and estimates that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Note 1 to the Consolidated Financial Statements describes the significant accounting policies and methods used in the preparation of the Consolidated Financial Statements. We consider the accounting policies described below to be our critical accounting estimates and judgments. These policies are affected significantly by judgments, assumptions, and estimates used in the preparation of the Consolidated Financial Statements and actual results could differ materially from the amounts reported based on these policies.

Valuation

In allocating the purchase price of our investments and testing our assets for impairment, we make estimates and assumptions to determine the value of our acquired client relationships, operating segments, and equity method investments. We also assess the value of non-controlling interests held by our Affiliate managers in establishing the terms for their transfer.

In these valuations, we make assumptions about the growth rates and useful lives of existing and prospective client accounts, as well as future earnings, valuation multiples, tax benefits and discount rates. We consider the reasonableness of our assumptions by comparing our valuation conclusions to market transactions, and in certain instances engage third party consultants to perform independent evaluations.   If we used different assumptions, the effect may be material to our financial statements, as the carrying value of our equity method investments and intangible assets (and related amortization) could be stated differently and our impairment conclusions could be modified. The use of different assumptions to value our non-controlling interests could change the amount of compensation expense, if any, we report upon their transfer.

Goodwill

As of December 31, 2008, the carrying value of goodwill was $1,243.6 million.  Goodwill represents the excess of the purchase price of acquisitions over the fair value of identified assets and liabilities.  Goodwill impairment tests are performed annually at the reporting unit level (in our case, our three operating segments), or more frequently, should circumstances suggest fair value has declined below the related carrying amount.

For purposes of the impairment test of goodwill, the fair value of each reporting unit is measured by applying a fair value multiple to the run rate cash flow of the reporting unit.  The key valuation inputs are the levels of asset under management, their related fee rates, and expenses attributable to each reporting unit.  Changes in the estimates used in this test could materially affect our impairment conclusion.

In each of the third and fourth quarters of 2008, we performed our impairment test, and no impairments were identified.

Indefinite-Lived Intangible Assets

As of December 31, 2008, the carrying value of indefinite-lived intangible assets were $267.8 million.  Indefinite-lived intangible assets are comprised of investment advisory contracts with registered investment companies that are sponsored by our Affiliates.  We do not amortize our indefinite-lived acquired client relationships because we expect these contracts will contribute to our cash flows indefinitely. Each quarter, we assess whether events and circumstances have occurred that indicate these relationships might have a definite life.

We perform indefinite-lived intangible asset impairment tests annually, or more frequently should circumstances suggest fair value has declined below the related carrying amount. In this test we compare the carrying amount of each asset to its fair value, measuring value through a discounted cash flow analysis.  The key valuation assumptions include current and projected levels of assets under management in the relevant registered investment company, expenses attributable to these contracts and discount rates.

In the fourth quarter of 2008, we performed our annual impairment test, and no impairments were identified.

Definite-Lived Intangible Assets

As of December 31, 2008, the carrying values of definite-lived intangible assets were $223.6 million.  Definite-lived intangible assets are comprised of investment advisory contracts acquired in an Affiliate investment.  We monitor the useful lives of these assets and revise them, if necessary.  We review historical and projected attrition rates and other events that may influence our projections of the future economic benefit that we will derive from these relationships. Significant judgment is required to estimate the period that these assets will contribute to our cash flows and the pattern over which these assets will be consumed. A change in the remaining useful life of any of these assets could have a material impact on our amortization expense.  For example, if we reduced the weighted average remaining life of our definite-lived acquired client relationships by one year; our amortization expense would increase by approximately $6.0 million per year.

We perform definite-lived intangible asset impairment tests annually, or more frequently should circumstances suggest fair value has declined below the related carrying amount. We assess each of our definite-lived acquired client relationship for impairment by comparing their carrying value to the projected undiscounted cash flows of the acquired relationships.

In the fourth quarter of 2008, we performed our annual impairment test, and no impairments were identified.

Equity Method Investments

As of December 31, 2008, the carrying values of equity-method investments were $679 million. Our equity method investments are in Affiliates in which we own a minority interest and have the ability to participate in decision making. We evaluate these investments for impairment by assessing whether the fair value of the investment has declined below its carrying value for a period we consider other-than-temporary.  If we determine that a decline in fair value below our carrying value is other-than-temporary, an impairment charge is recognized to reduce the carrying value of the investment to its fair value.

We measure the fair value of each of our equity-method investments by applying a fair value multiple to estimates of the run rate cash flow.  Our fair value multiples are supported by observed transactions and discounted cash flow analyses which reflect assumptions of current and projected levels of Affiliate assets under management, fee rates and estimated expenses. Changes in estimates used in these valuations could materially affect the impairment conclusions.

In the fourth quarter of 2008, we completed our evaluation of investments accounted for under the equity method and concluded a decline in the market value of our recent investments in ValueAct and BlueMountain was other than temporary. Accordingly, we reduced the carrying value of these investments by $150 million.

Income Taxes

Our overall tax position requires analysis to estimate the expected realization of tax assets and liabilities.  Tax regulations often require income and expense to be included in our tax returns in different amounts and in different periods than are reflected in the financial statements.  Additionally, we must assess whether to recognize the benefit of an uncertain tax position, and, if so, the appropriate amount of the benefit.

Deferred taxes are established to reflect the differences in timing between the inclusion of items of income and expense in the financial statements and their reporting on our tax returns.  Our deferred tax liabilities are generated primarily from tax-deductible intangible assets and convertible securities. We generally believe that our intangible-related deferred taxes are unlikely to reverse, and that our deferred tax liabilities for convertible securities may not reverse. As such, we currently believe the economic benefit we realize from these sources may be permanent.

Most of our intangible assets are tax-deductible because we generally structure our Affiliate investments as cash transactions that are taxable to the sellers.  We record deferred taxes because a substantial majority of our intangible assets do not amortize for financial statement purposes, but do amortize for tax purposes, thereby creating tax deductions that reduce our current cash taxes. These liabilities will reverse only in the event of a sale of an Affiliate or an impairment charge. Under current accounting rules, we are required to accrue the estimated cost of such a reversal as a deferred tax liability. As of December 31, 2008, our estimate of the tax liability associated with such a sale or impairment charge was approximately $204 million.

During 2008, our convertible securities generated deferred taxes of approximately $8.3 million because our interest deductions for tax purposes are greater than our reported interest expense. We believe that some or all of these deferred tax liabilities may be reclassified to equity when the securities convert to common stock.

We also regularly assess our deferred tax assets, which consist primarily of tax loss carryforwards, in order to determine the need for valuation allowances. In our assessment we make assumptions about future taxable income that may be generated to utilize these assets, which have limited lives. If we determine that we are unlikely to realize the benefit of a deferred tax asset, we establish a valuation allowance that would increase our tax expense in the period of such determination. As of December 31, 2008, we had a valuation allowance for all of our loss carryforwards.  In the event that Massachusetts adopts certain income tax regulations (which were recently released in proposed form), we could potentially reverse approximately $3 million of our valuation allowance on net operating losses.

In our assessment of uncertain tax positions, we consider the probability that a tax authority would sustain our tax position in an examination.  For tax positions meeting a “more-likely-than-not” threshold, the amount recognized in the financial statements is the benefit expected to be realized upon the ultimate settlement with the tax authority.  For tax positions not meeting this threshold, no benefit is recognized.

Changes in our tax position could have a material impact on our earnings. For example, a 1% increase to our statutory tax rate attributable to our deferred tax liabilities would result in an increase of approximately $6.2 million in our tax expense in the period of such determination.

Share-Based Compensation

We have share-based compensation plans covering senior management, employees and directors.  Prior to 2006, we accounted for share-based compensation using the intrinsic value method described in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related Interpretations. Accordingly, prior to 2006, no compensation expense was recognized from share-based compensation plans as the exercise price of all stock options granted equaled the market price of the underlying stock on the grant date of the award.

In 2006, we adopted the fair value recognition provisions of FAS 123R which requires a company to recognize share-based compensation, based on the fair value of the awards on the grant date.  As a result, compensation is recognized in the financial statements for all share-based payments granted after the date of adoption, and for all awards that are unvested after that date.

Under FAS 123R, we estimate the fair value of stock option awards using the Black-Scholes option pricing model. The Black-Scholes model requires us to make assumptions about the volatility of our common stock and the expected life of our stock options based on past experience and anticipated future exercise behavior. We consider both the historical volatility of our common stock and the implied volatility from traded options in determining expected volatility. Given unprecedented market volatility during the latter part of 2008, we did not include the trading activity for the three months preceding our fourth quarter award in calculating the fair value of our stock options.

Our options typically vest and become fully exercisable over three to five years of continued employment and do not include performance-based or market-based vesting conditions. For grants that are subject to graded vesting over a service period, we recognize expense net of expected forfeitures on a straight-line basis over the requisite service period for the entire award.

As of December 31, 2008, we had $16.9 million in remaining unrecognized compensation cost related to stock option grants, which will be recognized over a weighted-average period of approximately four years (assuming no forfeitures).

Revenue Recognition

The majority of our consolidated revenue represents advisory fees (asset-based and performance-based). Our Affiliates recognize asset-based advisory fees quarterly as they render services to their clients. In addition to generating asset-based fees, over 50 Affiliate products, representing approximately $28.6 billion of assets under management, also bill on the basis of absolute investment performance (“performance fees”). These products, which are primarily in the Institutional distribution channel, are generally structured to have returns that are not directly correlated to changes in broader equity indices and, if earned, the performance fee component is typically billed less frequently than the asset-based fee.  Our Affiliates recognize performance fees when they are earned (i.e. when they become billable to customers) based on the contractual terms of agreements and when collection is reasonably assured.  Although performance fees inherently depend on investment results and will vary from period to period, we anticipate performance fees to be a recurring component of our revenue.

Economic and Market Conditions

International Operations

In connection with our international distribution initiatives, we have offices in Sydney, Australia and London, England.  In addition, we have international operations through Affiliates who provide some or a significant part of their investment management services to non-US clients. In the future, we may open additional offices, or invest in other investment management firms which conduct a significant part of their operations outside of the United States. There are certain risks inherent in doing business internationally, such as changes in applicable laws and regulatory requirements, difficulties in staffing and managing foreign operations, longer payment cycles, difficulties in collecting investment advisory fees receivable, different and in some cases, less stringent, regulatory and accounting regimes, political instability, fluctuations in currency exchange rates, expatriation controls, expropriation risks and potential adverse tax consequences. There can be no assurance that one or more of such factors will not have a material adverse effect on our international operations or our affiliated investment management firms that have international operations or on other investment management firms in which we may invest in the future and, consequently, on our business, financial condition and results of operations.

Inflation

We do not believe that inflation or changing prices have had a material impact on our results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Market Risk” in Item 7.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

For quantitative and qualitative disclosures about how we are affected by market risk, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Market Risk” in Item 7, which is incorporated by reference herein.

Item 8. Financial Statements and Supplementary Data

Management’s Report on Internal Control Over Financial Reporting

Management of Affiliated Managers Group, Inc. (the “Company”), is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting processes are designed under the supervision of the Company’s chief executive and chief financial officers to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States.

The Company’s internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets; provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States, and that receipts and expenditures are being made only in accordance with authorizations of management and the directors of the Company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on our financial statements.

As of December 31, 2008, management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting based on the framework established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this assessment, management has determined that the Company’s internal control over financial reporting as of December 31, 2008 was effective.

The Company’s internal control over financial reporting as of December 31, 2008 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report appearing on page 23, which expresses an unqualified opinion on the effectiveness of the firm’s internal control over financial reporting as of December 31, 2008.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Affiliated Managers Group, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in equity and cash flows present fairly, in all material respects, the financial position of Affiliated Managers Group, Inc. (the “Company”) at December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule (not presented herein) listed under Item 15(a)(2) of the Company’s 2008 Annual Report on Form 10-K presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 8. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in the notes to the consolidated financial statements, the Company changed the manner in which it accounts for certain convertible debt instruments (Notes 1b, 10, 12, 13, 23), acquisition-related professional fees (Note 1b), non-controlling interests (Notes 1b, 5, 13, 21), and redeemable non-controlling interests (Notes 1b, 18, 21) effective January 1, 2009.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts

March 2, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for convertible debt instruments (Notes 1b, 10, 12, 13, 23), acquisition-related professional fees (Note 1b), non-controlling interests (Notes 1b, 5, 13, 21), and redeemable non-controlling interests (Notes 1b, 18, 21), as to which the date is December 7, 2009.

AFFILIATED MANAGERS GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

	For the Years Ended December 31,
	2006	2007	2008

Revenue	$1,170,353	$1,369,866	$1,158,217
Operating expenses:
Compensation and related expenses	472,400	579,365	516,895
Selling, general and administrative	184,019	199,088	209,586
Amortization of intangible assets	27,378	31,653	33,854
Depreciation and other amortization	8,763	10,444	12,767
Other operating expenses	23,880	18,822	26,511
	716,440	839,372	799,613
Operating income	453,913	530,494	358,604

Non-operating (income) and expenses:
Investment and other income	(16,943)	(17,133)	(26,900)
(Income) loss from equity method investments	(38,318)	(58,197)	97,142
Investment (income) loss from Affiliate investments in partnerships	(3,400)	(38,877)	63,410
Interest expense	66,211	84,466	81,425
	7,550	(29,741)	215,077

Income before income taxes	446,363	560,235	143,527

Income taxes - current	55,267	74,634	49,167
Income taxes - intangible-related deferred	28,779	28,576	(12,776)
Income taxes - other deferred	(178)	450	(24,763)
Net income	362,495	456,575	131,899

Net income (non-controlling interests)	(212,523)	(241,987)	(193,728)
Net (income) loss (non-controlling interests in partnerships)	(3,364)	(38,089)	60,504
Net Income (loss) (controlling interest)	$146,608	$176,499	$(1,325)

Earnings per share - basic	$4.69	$5.99	$(0.03)
Earnings per share - diluted	$3.69	$4.51	$(0.03)

Average shares outstanding - basic	31,289,005	29,464,764	38,211,326
Average shares outstanding - diluted	43,669,991	42,398,686	38,211,326

Supplemental disclosure of total comprehensive income:
Net income	$362,495	$456,575	$131,899
Other comprehensive income (loss)	(2,090)	50,071	(68,818)
Comprehensive income	360,405	506,646	63,081
Comprehensive income (non-controlling interests)	(215,887)	(280,076)	(133,224)
Comprehensive income (controlling interest)	$144,518	$226,570	$(70,143)

The accompanying notes are an integral part of the Consolidated Financial Statements.

AFFILIATED MANAGERS GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2007	2008

ASSETS
Current assets:
Cash and cash equivalents	$222,954	$396,431
Investment advisory fees receivable	237,636	131,099
Affiliate investments in partnerships	134,657	68,789
Affiliate investments in marketable securities	21,237	10,399
Prepaid expenses and other current assets	32,152	23,968
Total current assets	648,636	630,686

Fixed assets, net	69,879	71,845
Equity investments in Affiliates	842,490	678,887
Acquired client relationships, net	496,602	491,408
Goodwill	1,230,387	1,243,583
Other assets	85,793	96,291
Total assets	$3,373,787	$3,212,700

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$246,400	$183,794
Payables to related party	69,952	26,187
Total current liabilities	316,352	209,981

Senior debt	519,500	233,514
Senior convertible securities	376,956	445,535
Mandatory convertible securities	300,000	—
Junior convertible trust preferred securities	549,774	505,034
Deferred income taxes	331,859	319,491
Other long-term liabilities	33,516	30,414
Total liabilities	2,427,957	1,743,969

Redeemable non-controlling interests	515,371	297,733

Equity:
Common Stock ($.01 par value, 153,000 shares authorized; 39,024 shares outstanding in 2007 and 45,795 outstanding in 2008)	390	458
Additional paid-in capital	278,458	817,713
Accumulated other comprehensive income (loss)	64,737	(4,081)
Retained earnings	814,989	813,664
	1,158,574	1,627,754
Less : treasury stock, at cost (10,865 shares in 2007 and 6,296 shares in 2008)	(1,094,805)	(702,953)
Total stockholders’ equity	63,769	924,801

Non-controlling interests	239,293	180,732
Non-controlling interests in partnerships	127,397	65,465

Total equity	430,459	1,170,998
Total liabilities and equity	$3,373,787	$3,212,700

The accompanying notes are an integral part of the Consolidated Financial Statements.

AFFILIATED MANAGERS GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(dollars in thousands)

	Total Stockholders’ Equity
	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Treasury Shares at Cost	Non-controlling interests	Non-controlling interests in partnerships	Total Equity

December 31, 2005	$390	$255,770	$16,756	$491,882	$(296,043)	$151,435	$—	$620,190

Effect of adoption of EITF 04-5	—	—	—	—	—	—	109,588	109,588
Stock issued under option and other incentive plans	—	(991)	—	—	42,694	—	—	41,703
Tax benefit of option exercises	—	28,529	—	—	—	—	—	28,529
Changes in Affiliate equity	—	(85,209)	—	—	—	—	—	(85,209)
Issuance of junior convertible trust preferred securities	—	55,709	—	—	—	—	—	55,709
Cost of call spread option agreements	—	(13,290)	—	—	—	—	—	(13,290)
Conversion of zero coupon convertible notes	—	—	—	—	11,458	—	—	11,458
Repurchase of common shares	—	—	—	—	(537,777)	—	—	(537,777)
Distributions to non-controlling interests	—	—	—	—	—	(183,903)	—	(183,903)
Redemptions of non-controlling interests in partnerships	—	—	—	—	—	—	(8,856)	(8,856)
Net Income	—	—	—	146,608	—	212,523	3,364	362,495
Other comprehensive loss	—	—	(2,090)	—	—	—	—	(2,090)

December 31, 2006	$390	$240,518	$14,666	$638,490	$(779,668)	$180,055	$104,096	$398,547

Stock issued under option and other incentive plans	—	(23,443)	—	—	84,333	—	—	60,890
Tax benefit of option exercises	—	42,308	—	—	—	—	—	42,308
Changes in Affiliate equity	—	(86,089)	—	—	—	—	—	(86,089)
Issuance of junior convertible trust preferred securities	—	98,452	—	—	—	—	—	98,452
Settlement of call spread option agreements	—	15,564	—	—	(8,764)	—	—	6,800
Cost of call spread option agreements	—	(6,800)	—	—	—	—	—	(6,800)
Conversion of zero coupon convertible notes	—	—	—	—	35,773	—	—	35,773
Repurchase of common shares, including prepaid forward purchase contracts	—	(2,052)	—	—	(426,479)	—	—	(428,531)
Distributions to non-controlling interests	—	—	—	—	—	(182,749)	—	(182,749)
Redemptions of non-controlling interests in partnerships	—	—	—	—	—	—	(14,788)	(14,788)
Net Income	—	—	—	176,499	—	241,987	38,089	456,575
Other comprehensive loss	—	—	50,071	—	—	—	—	50,071

December 31, 2007	$390	$278,458	$64,737	$814,989	$(1,094,805)	$239,293	$127,397	$430,459

Stock issued under option and other incentive plans	—	1,215	—	—	64,941	—	—	66,156
Tax benefit of option exercises	—	13,868	—	—	—	—	—	13,868
Issuance of senior convertible securities	—	35,045	—	—	—	—	—	35,045
Changes in Affiliate equity	—	232,617	—	—	—	—	—	232,617
Settlement of mandatory convertible securities	26	213,939	—	—	85,484	—	—	299,449
Settlement of floating rate senior convertible securities	42	50,288	—	—	249,637	—	—	299,967
Tax benefit related to conversion of forward equity sale agreement	—	18,291	—	—	—	—	—	18,291
Conversion of zero coupon convertible notes	—	(26,008)	—	—	57,280			31,272
Repurchase of common shares	—	—			(65,490)	—	—	(65,490)
Distributions to non-controlling interests	—	—	—	—	—	(252,289)	—	(252,289)
Redemptions of non-controlling interests in partnerships	—	—	—	—	—	—	(1,428)	(1,428)
Net Income	—	—	—	(1,325)	—	193,728	(60,504)	131,899
Other comprehensive loss	—	—	(68,818)	—	—	—	—	(68,818)

December 31, 2008	$458	$817,713	$(4,081)	$813,664	$(702,953)	$180,732	$65,465	$1,170,998

The accompanying notes are an integral part of the Consolidated Financial Statements.

AFFILIATED MANAGERS GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Years Ended December 31,
	2006	2007	2008
Cash flow from operating activities:
Net Income	$362,495	$456,575	$131,899
Adjustments to reconcile Net Income to net cash flow from operating activities:
Amortization of intangible assets	27,378	31,653	33,854
Amortization of issuance costs	2,610	2,931	4,192
Depreciation and other amortization	8,763	10,444	12,767
Deferred income tax provision (benefit)	28,601	29,026	(37,539)
Accretion of interest	10,023	10,638	8,754
(Income) loss from equity method investments, net of amortization	(38,318)	(58,197)	97,142
Distributions received from equity method investments	46,033	53,612	80,487
Tax benefit from exercise of stock options	5,482	5,780	2,767
Stock option expense	1,654	9,039	53,968
Affiliate equity expense	924	8,109	13,948
Other adjustments	4,240	(40,219)	44,049
Changes in assets and liabilities:
(Increase) decrease in investment advisory fees receivable	(52,281)	(35,963)	102,788
Decrease in Affiliate investments in partnerships	7,707	12,766	6,045
(Increase) decrease in prepaids and other current assets	150	(3,601)	29,154
(Increase) decrease in other assets	3,159	(3,178)	9,770
Increase (decrease) in accounts payable, accrued liabilities and other long-term liabilities	66,286	19,988	(86,080)
Cash flow from operating activities	484,906	509,403	507,965
Cash flow used in investing activities:
Investments in Affiliates	(98,652)	(488,450)	(75,602)
Purchase of fixed assets	(21,510)	(16,821)	(9,554)
Purchase of investment securities	(29,522)	(13,648)	(33,613)
Sale of investment securities	9,215	6,397	25,156
Cash flow used in investing activities	(140,469)	(512,522)	(93,613)

AFFILIATED MANAGERS GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(in thousands)

	For the Years Ended December 31,
	2006	2007	2008
Cash flow from (used in) financing activities:
Borrowings of senior bank debt	602,000	727,000	366,000
Repayments of senior bank debt	(412,000)	(573,000)	(651,986)
Issuance of senior convertible notes	—	—	460,000
Settlement of convertible securities	—	—	(208,730)
Issuance of junior convertible trust preferred securities	300,000	500,000	—
Repurchase of junior convertible trust preferred securities	—	—	(24,213)
Repayments of senior debt	(65,750)	—	—
Issuance of common stock	52,765	53,324	238,814
Repurchase of common shares, including prepaid forward purchase contracts	(536,478)	(435,997)	(65,490)
Issuance costs	(9,982)	(19,999)	(28,859)
Excess tax benefit from exercise of stock options	23,047	36,528	11,101
Cost of call spread option agreements	(13,290)	—	—
Settlement of derivative contracts	—	—	8,154
Note payments	(7,687)	(2,542)	5,628
Distributions to non-controlling interests	(183,903)	(182,749)	(252,289)
Repurchases of Affiliate Equity	(24,610)	(68,233)	(95,798)
Redemptions of non-controlling interests in partnerships	(7,707)	(12,766)	(672)
Cash flow from (used in) financing activities	(283,595)	21,566	(238,340)

Effect of foreign exchange rate changes on cash and cash equivalents	464	2,778	(2,535)
Net increase (decrease) in cash and cash equivalents	61,306	21,225	173,477
Cash and cash equivalents at beginning of period	140,423	201,729	222,954
Cash and cash equivalents at end of period	$201,729	$222,954	$396,431

Supplemental disclosure of cash flow information:
Interest paid	$59,526	$77,735	$63,987
Income taxes paid	29,003	30,243	45,279
Supplemental disclosure of non-cash financing activities:
Stock issued for conversion of floating rate senior convertible securities	—	—	299,970
Stock issued in settlement of mandatory convertible securities	—	—	93,750
Stock issued for conversion of zero coupon senior convertible note	11,458	35,773	31,272
Payables recorded for Affiliate equity purchases	36,736	18,308	23,655

The accompanying notes are an integral part of the Consolidated Financial Statements.

AFFILIATED MANAGERS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Business and Summary of Significant Accounting Policies

(a) Organization and Nature of Operations

Affiliated Managers Group, Inc. (“AMG” or the “Company”) is an asset management company with equity investments in a diverse group of boutique investment management firms (“Affiliates”).  AMG’s Affiliates currently provide investment management services globally to mutual funds, institutional clients and high net worth individuals. Fees for services are largely asset-based and, as a result, the Company’s revenue may fluctuate based on the performance of financial markets.

Affiliates are either organized as limited partnerships, limited liability partnerships, limited liability companies, or corporations. AMG generally has contractual arrangements with its Affiliates whereby a percentage of revenue is customarily allocable to fund Affiliate operating expenses, including compensation (the “Operating Allocation”), while the remaining portion of revenue (the “Owners’ Allocation”) is allocable to AMG and the other partners or members, generally with a priority to AMG.  In certain other cases, the Affiliate is not subject to a revenue sharing arrangement, but instead operates on a profit-based model.  In these cases, AMG participates fully in any increase or decrease in the revenue or expenses of such firms. In situations where AMG holds a minority equity interest, the revenue sharing arrangement generally allocates to AMG a percentage of the Affiliate’s revenue. The remaining revenue is used to pay operating expenses and profit distributions to the other owners.

The financial statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). All dollar amounts, except per share data in the text and tables herein, are stated in thousands unless otherwise indicated. Certain reclassifications have been made to prior years’ financial statements to conform to the current year’s presentation.

(b) Recently Adopted Accounting Standards

On January 1, 2009, the Company adopted several accounting standards that were retrospectively applied to prior periods, including

•                  FASB Staff Position (“FSP”) APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (“APB 14-1”);

•                  Statement of Financial Accounting Standards (“FAS”) No. 141 (revised 2007) “Business Combinations” (“FAS 141R”);

•                  FAS No. 160 “Non-Controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (“FAS 160”); and

•                  Emerging Issues Task Force (“EITF”) Topic No. D-98 “Classification and Measurement of Redeemable Securities” (“Topic D-98”).

APB 14-1 requires the Company to bifurcate certain of its convertible debt securities into their theoretical debt and equity components.  The Company accretes (as interest expense) the debt components to their principal amounts over the expected life of the debt.  As a result of APB 14-1, the Company has reported incremental non-cash interest expense of approximately $7,411, $7,547 and $7,534 for the years ended December 31, 2006, 2007 and 2008, respectively. Also as a result of APB 14-1, the net gain on the repurchase of a portion of the Company’s junior convertible trust preferred securities in 2008 was reduced to $26,521.

FAS 141R requires the Company to expense acquisition-related professional fees.  The Company retrospectively applied FAS 141R to acquisition-related professional fees that were deferred as of December 31, 2008, the effect of which was to reduce Net Income by $707 and $5,902 in 2007 and 2008, respectively.  The other provisions of FAS 141R will be applied to future acquisitions.

FAS 160 requires the Company to change the income statement, balance sheet and cash flow presentation of non-controlling interests (previously known as minority interests).  Net income (non-controlling interest), which was previously reported as Minority interest (and reduced net income) in the Company’s Consolidated Statements of Income, is now included in Net income.  The accumulated capital of non-controlling interests, which was previously reported as Minority interest on the Company’s Consolidated Balance Sheets, is now reported in Equity.  Payments to non-controlling interests, profit distributions and repurchases of Affiliate equity, are now classified as financing activities on the Statements of Cash Flows (previously reported as operating and investing activities, respectively).

Topic D-98 provides guidance on the reporting of equity securities that are subject to mandatory redemption requirements or whose redemption is outside the control of the issuer.  Topic D-98 requires the Company to present the redemption value of its Affiliate equity on its Consolidated Balance Sheets (referred to as “Redeemable non-controlling interests”). Adjustments to

Redeemable non-controlling interests are recorded to Stockholders’ equity.

The Company has updated these financial statements for prior periods to reflect the adoption of these standards as of the earliest period presented.

(c) Principles of Consolidation

The Company evaluates the risk, rewards, and significant terms of each of its Affiliate and other investments to determine the appropriate method of accounting.  Majority-owned or otherwise controlled investments are consolidated.  In many of its Affiliate investments, AMG is, directly or indirectly, the sole general partner (in the case of Affiliates which are limited partnerships), managing partner (in the case of Affiliates which are limited liability partnerships), sole manager member (in the case of Affiliates which are limited liability companies) or principal shareholder (in the case of Affiliates which are corporations).  As a result, the Company generally consolidates its Affiliate investments.  Investments that are determined to be Variable Interest Entities as defined by FASB Interpretation No. 46 (revised), “Consolidation of Variable Interest Entities” (“FIN 46R”), are consolidated if AMG or a consolidated Affiliate is the primary beneficiary of the investment.

For Affiliate operations consolidated into these financial statements, the portion of the income allocated to owners other than AMG is included in Net income (non-controlling interests) in the Consolidated Statements of Income. Non-controlling interests on the Consolidated Balance Sheets includes capital and undistributed income owned by the managers of the consolidated Affiliates. All material intercompany balances and transactions have been eliminated.

AMG applies the equity method of accounting to investments where AMG or an Affiliate does not hold a majority equity interest but has the ability to exercise significant influence (generally at least a 20% interest or a general partner interest) over operating and financial matters.  AMG or an Affiliate also applies the equity method when their minority shareholders or partners have certain rights to remove their ability to control the entity or rights to participate in substantive operating decisions (e.g. approval of annual operating budgets, major financings, selection of senior management, etc.).  For equity method investments, AMG’s or the Affiliate’s portion of income before taxes is included in Income from equity method investments.  Other investments in which AMG or an Affiliate own less than a 20% interest and does not exercise significant influence are accounted for under the cost method. Under the cost method, income is recognized as dividends when, and if, declared.

Effective January 1, 2006, the Company implemented Emerging Issues Task Force Issue 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-5”).  Under EITF 04-5, the Company or an Affiliate consolidates any partnership that it controls, including those interests in the partnerships in which the Company does not have ownership rights.  A general partner is presumed to control a partnership unless the limited partners have certain rights to remove the general partner or other substantive rights to participate in partnership operations.  Partnerships that are not controlled by the Company or an Affiliate are accounted for using the equity method of accounting.

The effect of any changes in the Company’s equity interests in its Affiliates resulting from the issuance of an Affiliate’s equity by the Company or one of its Affiliates is included as a component of stockholders’ equity, net of the related income tax effect in the period of the change.

(d) Cash and Cash Equivalents

The Company considers all highly liquid investments, including money market mutual funds, with original maturities of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market value due to the short-term maturity of these investments.

(e) Affiliate Investments in Partnerships

Assets of consolidated partnerships are reported as “Affiliate investments in partnerships.” A majority of these assets are held by investors that are unrelated to the Company, and reported as “Non-controlling interests in partnerships.” Income from these partnerships is presented as “Investment (income) loss from Affiliate investments in partnerships” in the consolidated statements of income.  The portion of this income or loss that is attributable to investors that are unrelated to the Company is reported as a “Net income (non-controlling interests in partnerships).”

(f) Affiliate Investments in Marketable Securities

Affiliate investments in marketable securities are classified as either trading or available-for-sale and carried at fair value.

Unrealized holding gains or losses on investments classified as available-for-sale are reported net of deferred tax as a separate component of accumulated other comprehensive income in stockholders’ equity until realized. If a decline in the fair value of these investments is determined to be other than temporary, the carrying amount of the asset is reduced to its fair value, and the difference is charged to income in the period incurred.

(g) Fixed Assets

Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. The estimated useful lives of office equipment and furniture and fixtures range from three to ten years. Computer software developed or obtained for internal use is amortized using the straight-line method over the estimated useful life of the software, generally three years or less. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the lease, and the building is amortized over 39 years.  The costs of improvements that extend the life of a fixed asset are capitalized, while the cost of repairs and maintenance are expensed as incurred. Land is not depreciated.

(h) Leases

The Company and its Affiliates currently lease office space and equipment under various leasing arrangements. As these leases expire, it can be expected that in the normal course of business they will be renewed or replaced. All leases and subleases are accounted for under Statement of Financial Accounting Standard (“FAS”) No. 13, “Accounting for Leases.” These leases are classified as either capital leases or operating leases, as appropriate. Most lease agreements classified as operating leases contain renewal options, rent escalation clauses or other inducements provided by the landlord. Rent expense is accrued to recognize lease escalation provisions and inducements provided by the landlord, if any, on a straight-line basis over the lease term.

(i) Equity Investments in Affiliates

For equity method investments, the Company’s portion of income or loss before taxes is included in (Income) loss from equity method investments.  The Company’s share of income taxes incurred directly by Affiliates accounted for under the equity method are recorded within Income taxes — current in the Consolidated Statements of Income because these taxes generally represent the Company’s share of the taxes incurred by the Affiliate.  Deferred income taxes incurred as a direct result of the Company’s investment in Affiliates accounted for under the equity method have been included in Income taxes — intangible-related deferred in the Consolidated Statements of Income.  The associated deferred tax liabilities have been classified as a component of deferred income taxes in the Consolidated Balance Sheet.

As is consistent with the equity method of accounting, for one of its equity method Affiliates based outside the United States, the Company has elected to record financial results one quarter in arrears to allow for the receipt of financial information.  The Company converts the financial information of foreign investments to U.S. GAAP.

The Company periodically evaluates its equity method investments for impairment. In such impairment evaluations, the Company assesses if the value of the investment has declined below its carrying value for a period considered to be other than temporary. If the Company determines that a decline in value below the carrying value of the investment is other than temporary, then the reduction in carrying value would be recognized in (Income) loss from equity method investments in the Consolidated Statements of Income.

(j) Acquired Client Relationships and Goodwill

The purchase price for the acquisition of interests in Affiliates is allocated based on the fair value of net assets acquired, primarily acquired client relationships. In determining the allocation of the purchase price to acquired client relationships, the Company analyzes the net present value of each acquired Affiliate’s existing client relationships based on a number of factors including: the Affiliate’s historical and potential future operating performance; the Affiliate’s historical and potential future rates of attrition among existing clients; the stability and longevity of existing client relationships; the Affiliate’s recent, as well as long-term, investment performance; the characteristics of the firm’s products and investment styles; the stability and depth of the Affiliate’s management team and the Affiliate’s history and perceived franchise or brand value.

The Company has determined that certain of its mutual fund acquired client relationships meet the indefinite life criteria outlined in FAS No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”), because the Company expects both the renewal of these contracts and the cash flows generated by these assets to continue indefinitely. Accordingly, the Company does not amortize these intangible assets, but instead reviews these assets at least annually for impairment. Each reporting period, the Company assesses whether events or circumstances have occurred which indicate that the indefinite life criteria are no longer met. If the indefinite life criteria are no longer met, the Company assesses whether the carrying value of the assets exceeds its fair value, and an impairment loss would be recorded in an amount equal to any such excess.

As of December 31, 2008, the cost assigned to all other acquired client relationships was being amortized over a weighted average life of approximately 10 years. The expected useful lives of acquired client relationships are analyzed each period and determined based on an analysis of the historical and projected attrition rates of each Affiliate’s existing clients, and other factors that may influence the expected future economic benefit the Company will derive from the relationships. The Company tests for the possible impairment of definite-lived intangible assets annually or more frequently whenever events or changes in circumstances indicate that the carrying amount of the asset is not recoverable. If such indicators exist, the Company compares the undiscounted cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the undiscounted cash flow amount, an impairment charge is recorded in the Consolidated Statements of Income for amounts necessary to reduce the carrying value of the asset to fair value.

The excess of purchase price for the acquisition of interests in Affiliates over the fair value of net assets acquired, including acquired client relationships, is reported as goodwill within the operating segments in which the Affiliate operates. Goodwill is not amortized, but is instead reviewed for impairment. The Company assesses goodwill for impairment at least annually, or more frequently whenever events or circumstances occur indicating that the recorded goodwill may be impaired. Fair value is determined for each operating segment primarily based on price-earnings multiples. If the carrying amount of goodwill exceeds the fair value, an impairment loss would be recorded.

As further described in Note 17, the Company periodically purchases additional equity interests in Affiliates from non-controlling interest owners. Resulting payments made to such owners are generally considered purchase price for these acquired interests.

(k) Revenue Recognition

The Company’s consolidated revenue primarily represents advisory fees billed monthly, quarterly and annually by Affiliates for managing the assets of clients. Asset-based advisory fees are recognized monthly as services are rendered and are based upon a percentage of the market value of client assets managed. Any fees collected in advance are deferred and recognized as income over the period earned.  Performance based advisory fees are generally assessed as a percentage of the investment performance realized on a client’s account, generally over an annual period.  Performance-based advisory fees are recognized when they are earned (i.e. when they become billable to customers) based on the contractual terms of agreements and when collection is reasonably assured.  Also included in revenue are commissions earned by broker dealers, recorded on a trade date basis, and other service fees recorded as earned.

(l) Issuance Costs

Issuance costs incurred in securing credit facility financing are amortized over the remaining term of the credit facility. Costs incurred to issue the zero coupon senior convertible securities, the floating rate senior convertible securities, the 2008 senior convertible notes and the junior convertible trust preferred securities are amortized over the earlier of the period to the first investor put date or the stated term of the security. Costs incurred to issue the Company’s mandatory convertible securities were allocated between the senior notes and the purchase contracts based upon the relative cost to issue each instrument separately. Costs allocated to the senior notes were recognized as interest expense over the period of the forward equity purchase contract component of such securities. Costs associated with financial instruments that are not required to be accounted for separately as derivative instruments are charged directly to stockholders’ equity.

(m) Derivative Financial Instruments

The Company is exposed to interest rate risk inherent in its variable rate debt obligations. The Company’s risk management strategy may utilize financial instruments, specifically interest rate derivative contracts to hedge certain interest rate exposures. For example, the Company may agree with a counter party (typically a major commercial bank) to exchange the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. In entering into these contracts, the Company intends to offset cash flow gains and losses that occur on its existing debt obligations with cash flow gains and losses on the contracts hedging these obligations.

The Company records all derivatives on the balance sheet at fair value. If the Company’s derivatives qualify as cash flow hedges, the effective portion of the unrealized gain or loss is recorded in accumulated other comprehensive income as a separate component of stockholders’ equity and reclassified into earnings when periodic settlement of variable rate liabilities are recorded in earnings.  Hedge effectiveness is generally measured by comparing the present value of the cumulative change in the expected future variable cash flows of the hedged contract with the present value of the cumulative change in the expected future variable cash flows of the hedged item. To the extent that the critical terms of the hedged item and the derivative are not identical, hedge ineffectiveness would be reported in earnings as interest expense. Hedge ineffectiveness was not material in 2006, 2007 or 2008.

(n) Income Taxes

The Company accounts for income taxes using the liability method.  Under this method, deferred taxes are recognized for the expected future tax consequences of temporary differences between the book carrying amounts and tax bases of the Company’s assets and liabilities. Historically, deferred tax liabilities have been attributable to intangible assets and convertible securities. Deferred tax assets have been attributable to state and foreign loss carryforwards, deferred revenue, and accrued liabilities.

In measuring the amount of deferred taxes each period, the Company must project the impact on its future tax payments of any reversal of deferred tax liabilities (which would increase the Company’s tax payments), and any use of its state and foreign carryforwards (which would decrease its tax payments). In forming these estimates, the Company makes assumptions about future federal, state and foreign income tax rates and the apportionment of future taxable income to jurisdictions in which the Company has operations. An increase or decrease in federal or state income tax rates could have a material impact on the Company’s deferred income tax liabilities and assets and would result in a current income tax charge or benefit.

The Company recognizes the financial statement benefit of an uncertain tax position only after considering the probability that a tax authority would sustain the position in an examination.  For tax positions meeting a “more-likely-than-not” threshold, the amount recognized in the financial statements is the benefit expected to be realized upon settlement with the tax authority.  For tax positions not meeting the threshold, no financial statement benefit is recognized. As allowed by FIN 48, the Company recognizes interest and other charges relating to unrecognized tax benefits as additional tax expense.

In the case of the Company’s deferred tax assets, the Company regularly assesses the need for valuation allowances, which would reduce these assets to their recoverable amounts. In forming these estimates, the Company makes assumptions of future taxable income that may be generated to utilize these assets, which have limited lives. If the Company determines that these assets will be realized, the Company records an adjustment to the valuation allowance, which would decrease tax expense in the period such determination was made. Likewise, should the Company determine that it would be unable to realize additional amounts of deferred tax assets, an adjustment to the valuation allowance would be charged to tax expense in the period such determination was made. For example, if the Company was to make an investment in a new Affiliate located in a state where it has operating loss carryforwards, the projected taxable income from the new Affiliate could be offset by these operating loss carryforwards, justifying a reduction to the valuation allowance.

(o) Foreign Currency Translation

The assets and liabilities of Affiliates that are not based in the United States are translated into U.S. dollars using exchange rates in effect as of the balance sheet date.  The revenue and expenses of these Affiliates are translated into U.S. dollars using average exchange rates for the relevant period.  Because of the permanent nature of the Company’s investments, net translation exchange gains and losses are excluded from Net Income but are recorded in other comprehensive income.  Foreign currency transaction gains and losses are reflected in Investment and other income.

(p) Share-Based Compensation Plans

Effective January 1, 2006, the Company adopted the fair value recognition provisions of FAS No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”).  FAS 123R revises FAS No. 123, “Accounting for Stock-Based Compensation” (“FAS 123”) and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”).  FAS 123R requires as an expense the cost of all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values over the requisite service period.  In addition, FAS 123R requires unrecognized costs related to options vesting after the date of initial adoption to be recognized as an expense in the financial statements over the remaining requisite service period.

The Company adopted FAS 123R using the modified prospective transition method.  Under this method, compensation expense includes: (i) an expense for all unvested options outstanding on January 1, 2006, and (ii) an expense for all options granted subsequent to January 1, 2006. Compensation expense recognized under FAS 123R, net of tax, was $5,694 and $33,460 for the years ended December 31, 2007 and 2008, respectively.  This additional compensation expense decreased basic and diluted earnings per share by $0.19 and $0.13, respectively, for the year ended December 31, 2007, and $0.88 and $0.82, respectively, for the year ended December 31, 2008.

FAS 123R also requires the Company to report any tax benefits realized upon the exercise of stock options that are in excess of the expense recognized for reporting purposes as a financing activity in the Company’s consolidated statement of cash flows.  Prior to the adoption of FAS 123R, these tax benefits were presented as operating cash flows in the consolidated statements of cash flows.  If the tax benefit realized is less than the expense, the tax shortfall is recognized in stockholders’ equity.  To the extent the expense exceeds available windfall tax benefits, it is recognized in the Consolidated Statements of Income. Under FAS

123R, the Company was permitted to calculate its cumulative windfall tax benefits for the purposes of accounting for future tax shortfalls. The Company elected to apply the long-form method for determining the pool of windfall tax benefits.

(q) Use of Estimates

                The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts included in the financial statements and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

(r) Recent Accounting Developments

In September 2006, the FASB issued FAS No. 157, “Fair Value Measurements” (“FAS 157”) which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and requires expanded disclosure about fair value measurements.  As described in Note 5, the Company adopted this standard in the first quarter of 2008 for its financial assets and liabilities that are measured at fair value on a quarterly basis.  For all other nonfinancial assets and liabilities, FAS 157 is effective in the first quarter of 2009. The standard is not expected to have a material impact on the Company’s consolidated financial statements, but will require certain additional disclosures.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115” (“FAS 159”).  FAS 159 permits companies to measure many financial instruments and certain other items at fair value.  The Company adopted FAS 159 in the first quarter of 2008; as it did not apply the fair value option to any of its outstanding instruments, FAS 159 did not have an impact on its consolidated financial statements.

In March 2008, the FASB issued FAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133” (“FAS 161”).  FAS 161 requires enhanced disclosures regarding the impact of derivatives on its financial position, financial performance, and cash flows.  The Company will adopt FAS 161 in the first quarter of 2009 and does not expect this standard to have a material effect on the consolidated financial statements.

In June 2008, the FASB ratified EITF No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”).  EITF 07-5 provides guidance for determining whether an equity-linked financial instrument, or embedded feature, is indexed to an entity’s own stock.  The Company will adopt EITF 07-5 in the first quarter of 2009 and does not expect the adoption to change the classification or measurement of its financial instruments.

In October 2008, the FASB issued FASB Staff Position No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active” (“FSP FAS 157-3”), which applies to financial assets that are required or permitted to be measured at fair value in accordance with FAS 157.  FSP FAS 157-3 clarifies the application of FAS 157 and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that asset is not active.  The adoption did not have a significant impact on the Company’s financial position or results of operations, nor did it have a significant impact on the valuation techniques the Company used in measuring the fair value of its financial assets.

In November 2008, the FASB ratified EITF 08-6, “Equity Method Investment Accounting Considerations” (“EITF 08-6”). EITF 08-6 clarifies that the initial carrying value of an equity method investment should be determined in accordance with FAS 141R and other-than-temporary impairments of equity method investments should be recognized in accordance with APB Opinion No. 18, “Accounting by an Investor for Its Proportionate Share of Accumulated Other Comprehensive Income of an Investee Accounted for under the Equity Method in Accordance with APB Opinion No. 18 upon a Loss of Significant Influence.”  EITF 08-6 is effective on a prospective basis beginning in the first quarter of 2009.  The Company is assessing the potential impact, if any, of the adoption of EITF 08-6 on its consolidated results of operations and financial condition.

In November 2008, the FASB ratified EITF 08-7, “Accounting for Defensive Intangible Assets” (“EITF 08-7”). EITF 08-7 applies to defensive assets which are acquired intangible assets which the acquirer does not intend to actively use, but intends to hold to prevent its competitors from obtaining access to the asset. EITF 08-7 clarifies that defensive intangible assets are separately identifiable and should be accounted for as a separate unit of accounting in accordance with FAS 141R and FAS 157. EITF 08-7 is effective for intangible assets acquired in 2009.  The Company is assessing the potential impact, if any, of the adoption of EITF 08-7 on its consolidated results of operations and financial condition.

In December 2008, the FASB issued FASB Staff Position FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP FAS 140-4 and FIN 46(R)-8”). This guidance increases disclosure requirements for public entities involved in securitization or asset-backed financing arrangements and variable interest entities. The Company adopted FSP FAS 140-4 and FIN 46(R)-8 in the fourth quarter of 2008 and such adoption did not have a significant impact on its consolidated financial statements.

2.  Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments. The Company maintains cash and cash equivalents, investments and, at times, certain financial instruments with various financial institutions. These financial institutions are typically located in cities in which AMG and its Affiliates operate. For AMG and certain Affiliates, cash deposits at a financial institution may exceed Federal Deposit Insurance Corporation insurance limits.

3.  Affiliate Investments in Partnerships

Purchases and sales of investments (principally equity securities) and gross client subscriptions and redemptions relating to Affiliate investments in partnerships were as follows:

	At December 31,
	2007	2008

Purchase of investments	$285,001	$617,339
Sale of investments	295,799	623,384
Gross subscriptions	4,523	4,562
Gross redemptions	17,289	5,234

Management fees earned by the Company on partnership assets were $1,309 and $1,169 for the years ended December 31, 2007 and 2008, respectively.

As of December 31, 2007 and December 31, 2008, the Company’s investments in partnerships that are not controlled by its Affiliates were $19,799 and $10,221, respectively. These assets are reported within “Other assets” in the consolidated balance sheet. The income or loss related to these investments is classified within “Investment and other income” in the consolidated statement of income.

4.  Affiliate Investments in Marketable Securities

The cost of Affiliate investments in marketable securities, gross unrealized gains and losses were as follows:

	December 31,
	2007	2008

Cost of Affiliate investments in marketable securities	$20,272	$14,984
Gross unrealized gains	1,866	36
Gross unrealized losses	(901)	(4,621)

5. Fair Value Measurements

Effective January 1, 2008, the Company adopted FAS 157, for all financial instruments and non-financial instruments that are measured at fair value on a quarterly basis.  For all other non-financial assets and liabilities, FAS 157 is effective on January 1, 2009.  FAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and requires expanded disclosure about fair value measurements.  Fair value is determined based on the price that would be received for an asset or paid to transfer a liability in the most advantageous market, utilizing a hierarchy of three different valuation techniques:

Level 1 - Quoted market prices for identical instruments in active markets;

Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs, or significant value drivers, are observable; and

Level 3 - Prices reflecting the Company’s own assumptions concerning unobservable inputs to the valuation model.

The following table summarizes the Company’s financial assets that are measured at fair value on a quarterly basis:

		Fair Value Measurements
	December 31, 2008	Level 1	Level 2	Level 3
Financial Assets

Affiliate investments in partnerships	$68,789	$64,524	$80	$4,185
Affiliate investments in marketable securities	10,399	9,081	1,318	—

Substantially all of the Company’s Level 3 instruments consist of Affiliate investments in partnerships.  Changes in the fair value of these investments are presented as “Investment (income) loss from Affiliate investments in partnerships” in the consolidated statements of income.  However, the portion of this income or loss that is attributable to investors that are unrelated to the Company is reported as “Net loss (non-controlling interests in partnerships).”  The following table presents the changes in Level 3 assets or liabilities for the year ended December 31, 2008:

Balance, January 1, 2008	$4,731
Realized and unrealized gains (losses)	(641)
Purchases, issuances and settlements	95
Transfers in and/or out of Level 3	—
Balance, December 31, 2008	$4,185
Amount of total gains (losses) included in Net Income attributable to unrealized gains (losses) from assets still held at December 31, 2008	$(1)

6.  Fixed Assets and Lease Commitments

Fixed assets consisted of the following:

	December 31,
	2007	2008

Building and leasehold improvements	$50,903	$52,919
Office equipment	30,468	30,210
Furniture and fixtures	14,741	14,645
Land and improvements	14,056	13,582
Computer software	9,314	15,857
Fixed assets, at cost	119,482	127,213
Accumulated depreciation and amortization	(49,603)	(55,368)
Fixed assets, net	$69,879	$71,845

The Company and its Affiliates lease office space and computer equipment for their operations. At December 31, 2008, the Company’s aggregate future minimum payments for operating leases having initial or noncancelable lease terms greater than one year are payable as follows:

Required Minimum
Payments

2009	$19,299
2010	17,323
2011	14,501
2012	11,889
2013	10,375
Thereafter	23,882

Consolidated rent expense for 2006, 2007 and 2008 was $19,574, $20,283 and $20,861, respectively.

7.  Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following:

	December 31,
	2007	2008

Accrued compensation	$169,382	$100,959
Accrued professional fees	10,978	15,431
Accrued interest	12,542	15,373
Accrued expense reimbursements	—	11,971
Accrued income taxes	16,671	8,006
Accounts payable	11,260	8,909
Other	25,567	23,145
	$246,400	$183,794

8.  Benefit Plans

The Company has three defined contribution plans consisting of a qualified employee profit-sharing plan covering substantially all of its full-time employees and several of its Affiliates, and non-qualified plans for certain senior employees. AMG’s other Affiliates generally have separate defined contribution retirement plans. Under each of the qualified plans, AMG and each participating Affiliate, as the case may be, are able to make discretionary contributions for the benefit of qualified plan participants up to IRS limits.

The Company’s non-qualified Executive Retention Plan (the “ERP”) is designed to work in concert with the Company’s stockholder-approved Long-Term Executive Incentive Plan, providing a trust vehicle for long-term compensation awards based upon the Company’s performance and growth.  The ERP permits the Compensation Committee to make awards that may be invested by the recipient in the Company’s common stock, in Affiliate investment products, and in cash accounts, in each case subject to vesting and forfeiture provisions.  The Company’s contributions to the ERP are irrevocable.  In addition, the Company has established a Deferred Compensation Plan that provides officers and directors of the Company the opportunity to voluntarily defer base salary, bonus payments and director fees, as applicable, on a pre-tax basis, and invest such deferred amounts in one or more specified measurement funds. While the Company has no obligation to do so, the Deferred Compensation Plan also provides the Company the opportunity to make discretionary contributions; in the event any such contributions are made, contributed amounts will be subject to vesting and forfeiture provisions.

Consolidated expenses related to the Company’s benefit plans in 2006, 2007 and 2008 were $10,943, $11,420 and $12,103, respectively.

9.  Senior Bank Debt

On November 27, 2007, the Company entered into an amended and restated senior credit facility (the “Facility”). During the third quarter of 2008, the Company increased its borrowing capacity to $1,010,000, comprised of a $770,000 revolving credit facility (the “Revolver”) and a $240,000 term loan (the “Term Loan”).  All other terms of the Facility remain unchanged. The Company pays interest on these obligations at specified rates (based either on the Eurodollar rate or the prime rate as in effect from time to time) that vary depending on the Company’s credit rating. The Term Loan requires principal payments at specified dates until maturity. Subject to the agreement of lenders to provide additional commitments, the Company has the option to increase the Facility by up to an additional $175,000.

The Facility will mature in February 2012, and contains financial covenants with respect to leverage and interest coverage. The Facility also contains customary affirmative and negative covenants, including limitations on indebtedness, liens, cash dividends and fundamental corporate changes. Borrowings under the Facility are collateralized by pledges of the substantial majority of capital stock or other equity interests owned by the Company.  The Company had outstanding borrowings under the Facility of $519,500 and $233,514 at December 31, 2007 and December 31, 2008, respectively.  The Company pays a quarterly commitment fee on the daily unused portion of the Facility, which amounted to $602, $443 and $799 in 2006, 2007 and 2008, respectively.

10.  Senior Convertible Securities (see also Note 1(b), Recently Adopted Accounting Standards)

The components of senior convertible securities are as follows:

	December 31,
	2007		2008
	Carrying Value	Principal Amount at Maturity	Carrying Value	Principal Amount at Maturity
2008 senior convertible notes	$—	$—	$398,389	$460,000
Zero coupon senior convertible notes	78,083	83,452	47,146	50,135
Floating rate senior convertible securities	298,873	300,000	—	—
Total senior convertible securities	$376,956	$383,452	$445,535	$510,135

2008 Senior Convertible Notes

In August 2008, the Company issued $460,000 of senior convertible notes due 2038 (“2008 senior convertible notes”). The 2008 senior convertible notes bear interest at 3.95%, payable semi-annually in cash. In accordance with APB 14-1, the Company is accreting the carrying value to the principal amount at maturity using an interest rate of 7.37% (over its expected life of five years), resulting in incremental interest expense for 2008 of approximately $4,552. Each security is convertible into 7.959 shares of the Company’s common stock (at an initial conversion price of $125.65) upon the occurrence of certain events. Upon conversion, the Company may elect to pay or deliver cash, shares of its common stock, or some combination thereof. The holders of the 2008 senior convertible notes may require the Company to repurchase the notes in August of 2013, 2018, 2023, 2028 and 2033. The Company may redeem the notes for cash at any time on or after August 15, 2013.

The 2008 senior convertible notes are considered contingent payment debt instruments under federal income tax regulations. These regulations require the Company to deduct interest in an amount greater than its reported interest expense, which will result in annual deferred tax liabilities of approximately $9,600. These deferred tax liabilities will be reclassified directly to stockholders’ equity if the Company’s common stock is trading above certain thresholds at the time of the conversion of the notes.

Zero Coupon Senior Convertible Notes

In 2001, the Company issued $251,000 of principal amount at maturity of zero coupon senior convertible notes due 2021 (“zero coupon convertible notes”), with each note issued at 90.50% of such principal amount and accreting at a rate of 0.50% per year (the adoption of APB 14-1 did not affect these securities). As of December 31, 2008, $50,135 principal amount at maturity remains outstanding. Each security is convertible into 17.429 shares of the Company’s common stock (at a current base conversion price of $53.95) upon the occurrence of certain events, including the following: (i) if the closing price of a share of its common stock is more than a specified price over certain periods (initially $62.36 and increasing incrementally at the end of each calendar quarter to $63.08 in April 2021); (ii) if the credit rating assigned by Standard & Poor’s to the securities is below BB-; or (iii) if the Company calls the securities for redemption. The holders may require the Company to repurchase the securities at their accreted value in May 2011 and 2016. If the holders exercise this option in the future, the Company may elect to repurchase the securities with cash, shares of its common stock or some combination thereof. The Company has the option to redeem the securities for cash at their accreted value. Under the terms of the indenture governing the zero coupon convertible notes, a holder may convert such security into common stock by following the conversion procedures in the indenture. Subject to changes in the price of the Company’s common stock, the zero coupon convertible notes may be convertible in certain future periods.

In 2006, the Company amended the zero coupon convertible notes. Under the terms of this amendment, the Company paid interest through May 7, 2008 at a rate of 0.375% per year on the principal amount at maturity of the notes in addition to the accrual of the original issue discount.

Floating Rate Senior Convertible Securities

In the first quarter of 2008, the Company called its floating rate senior convertible securities due 2033 (“floating rate convertible securities”) for redemption at their principal amount plus accrued and unpaid interest. In lieu of redemption, substantially all of the holders elected to convert their securities. The Company issued approximately 7.0 million shares of common stock to settle these conversions and other privately negotiated exchanges.  All of the Company’s floating rate convertible securities have been cancelled and retired.  In connection with these transactions, the Company incurred $1,151 of expenses, which were reported in “Investment and other (income) loss” and reclassified $18,291 of deferred tax liabilities to stockholders’ equity.

11.  Mandatory Convertible Securities

In the first quarter of 2008, the Company repurchased the outstanding senior notes component of its mandatory convertible securities (“2004 PRIDES”). The repurchase proceeds were used by the original holders to fulfill their obligations under the related forward equity purchase contracts. Pursuant to the settlement of the forward equity purchase contracts and other privately negotiated exchanges, the Company issued approximately 3.8 million shares of common stock.  All of the 2004 PRIDES have been cancelled and retired.  In connection with these transactions, the Company incurred $825 of expenses which were reported in “Investment and other (income) loss” and reclassified $4,461 of deferred tax liabilities to current liabilities through the income tax provision.

12.  Junior Convertible Trust Preferred Securities (see also Note 1(b), Recently Adopted Accounting Standards)

	December 31,
	2007		2008
	Carrying Value	Principal Amount at Maturity	Carrying Value	Principal Amount at Maturity
2006 junior convertible trust preferred securities	$210,464	$300,000	$211,429	$300,000
2007 junior convertible trust preferred securities	339,310	500,000	293,605	430,820
Total junior convertible securities	$549,774	$800,000	$505,034	$730,820

In 2006, the Company issued $300,000 of junior subordinated convertible debentures due 2036 to a wholly-owned trust simultaneous with the issuance, by the trust, of $291,000 of convertible trust preferred securities to investors. The junior subordinated convertible debentures and convertible trust preferred securities (together, the “2006 junior convertible trust preferred securities”) have substantially the same terms.

The 2006 junior convertible trust preferred securities bear interest at a rate of 5.1% per annum, payable quarterly in cash. In accordance with APB 14-1, the Company is accreting the carrying value to the principal amount at maturity using an interest rate of 7.496% (over its expected life of 30 years).  The incremental interest expense for 2008, 2007 and 2006 was approximately $965, $886 and $865, respectively. Each $50 security is convertible, at any time, into 0.333 shares of the Company’s common stock, which represents a conversion price of $150 per share (or a 48% premium to the then prevailing share price of $101.45). Upon conversion, investors will receive cash or shares of the Company’s common stock (or a combination of cash and common stock) at the election of the Company. The 2006 junior convertible trust preferred securities may not be redeemed by the Company prior to April 15, 2011. On or after April 15, 2011, they may be redeemed if the closing price of the Company’s common stock exceeds $195 per share for a specified period of time. The trust’s only assets are the junior convertible subordinated debentures. To the extent that the trust has available funds, the Company is obligated to ensure that holders of the 2006 convertible trust preferred securities receive all payments due from the trust.

In October 2007, the Company issued an additional $500,000 of junior subordinated convertible debentures which are due 2037 to a wholly-owned trust simultaneous with the issuance, by the trust, of $500,000 of convertible trust preferred securities to investors. The junior subordinated convertible debentures and convertible trust preferred securities (together, the “2007 junior convertible trust preferred securities”) have substantially the same terms.

The 2007 junior convertible trust preferred securities bear interest at 5.15% per annum, payable quarterly in cash. In accordance with APB 14-1, the Company is accreting the discounted amount to the principal amount at maturity using an interest rate of 8.0% (over its expected life of 30 years).  The incremental interest expense for 2008 and 2007 was approximately $1,426 and $327, respectively. Each $50 security is convertible, at any time, into 0.25 shares of the Company’s common stock, which represents a conversion price of $200 per share (or a 53% premium to the then prevailing share price of $130.77). Upon conversion, investors will receive cash or shares of the Company’s common stock (or a combination of cash and common stock) at the election of the Company. The 2007 junior convertible trust preferred securities may not be redeemed by the Company prior to October 15, 2012. On or after October 15, 2012, they may be redeemed if the closing price of the Company’s common stock exceeds $260 per share for a specified period of time. The trust’s only assets are the 2007 junior convertible subordinated debentures. To the extent that the trust has available funds, the Company is obligated to ensure that holders of the convertible trust preferred securities receive all payments due from the trust.

In November 2008, the Company repurchased $69,180 aggregate principal amount of the 2007 junior convertible trust preferred securities.  The Company realized a gain of $26,521 on this transaction, which was reported in Investment and other income.  Following the repurchase, these securities were cancelled and retired.

13.  Income Taxes

The Company’s consolidated income taxes represent taxes on Net Income (loss) (controlling interest) as net income attributable to non-controlling interests is not taxed at the corporate level.

A summary of the provision for income taxes is as follows:

		Year Ended December 31,
		2006	2007	2008
Current:	Federal	$38,971	$52,012	$28,686
	State	6,344	8,124	5,253
	Foreign	9,952	14,498	15,228
Deferred:	Federal	30,667	30,549	(38,192)
	State	1,752	1,781	5,035
	Foreign	(3,818)	(3,304)	(4,382)
		$83,868	$103,660	$11,628

The components of income before income taxes consisted of the following:

	Year Ended December 31,
	2006	2007	2008
Domestic	$360,492	$457,999	$59,457
International	85,871	102,236	84,070
	$446,363	$560,235	$143,527

The Company’s effective income tax rate differs from the amount computed by using income before income taxes and applying the U.S. federal income tax rate to such amount because of the effect of the following items:

	Year Ended December 31,
	2006	2007	2008
Tax at U.S. federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	2.2	1.6	(88.1)
Non-deductible expenses	0.0	0.2	12.8
Valuation allowance	0.8	1.3	128.4
Effect of foreign operations	(1.6)	(1.1)	(8.1)
Effect of changes in tax law, rates	0.0	0.0	33.0
Effect of income from non-controlling interests	(17.6)	(18.5)	(104.9)
	18.8%	18.5%	8.1%

In July 2008, the state of Massachusetts enacted legislation that will require combined tax reporting for the Company and all its subsidiaries beginning in 2009.  The tax provision for the year ended December 31, 2008 includes a deferred tax expense of $5,256 resulting from the revaluation of the Company’s deferred taxes under the new legislation. The legislation changed the methodology for measuring net operating losses, resulting in a state tax benefit and a corresponding valuation allowance increase.

The components of deferred tax assets and liabilities are as follows:

	December 31,
	2007	2008
Deferred assets (liabilities):
Intangible asset amortization	$(193,275)	$(185,376)
Convertible securities interest	(118,466)	(124,806)
Non-deductible intangible amortization	(26,668)	(18,277)
State net operating loss carryforwards	18,023	31,259
Deferred compensation	6,994	4,643
Fixed asset depreciation	(3,562)	(3,626)
Accrued expenses	2,611	4,740
Capital loss carryforwards	—	922
Deferred income	507	3,211
	(313,836)	(287,310)
Valuation allowance	(18,023)	(32,181)
Net deferred income taxes	$(331,859)	$(319,491)

Deferred tax liabilities are primarily the result of tax deductions for the Company’s intangible assets and convertible securities. The Company amortizes most of its intangible assets for tax purposes only, reducing its tax basis below its carrying value for financial statement purposes and generating deferred taxes each reporting period. . In connection with the adoption of APB 14-1, the Company recorded approximately $110,000 of deferred tax liabilities related to convertible securities interest to account for the future deferred tax impact of non-cash interest accretion (see also Note 1(b), Recently Adopted Accounting Standards).  The Company’s junior convertible trust preferred securities and 2008 senior convertible notes also generate deferred taxes because the Company’s tax deductions are higher than the interest expense recorded for financial statement purposes.

At December 31, 2008, the Company had state net operating loss carryforwards that expire over a 15-year period beginning in 2008. The valuation allowances at December 31, 2007 and December 31, 2008 are principally related to the uncertainty of the realization of the loss carryforwards, which realization depends upon the Company’s generation of sufficient taxable income prior to their expiration. The change in the valuation allowance for the year ended December 31, 2008 is principally attributable to state net operating losses during this period and a provision for loss carryforwards that the Company does not expect to realize.  In the event that Massachusetts adopts certain income tax regulations (which were recently released in proposed form), the Company could potentially reverse approximately $3,000 of its valuation allowance on net operating losses.

On December 31, 2007, the Company carried a liability for uncertain tax positions of $22,506, including $3,877 for interest and related charges.  On December 31, 2008, this liability was $21,881, including interest and related charges of $4,223.  These liabilities at December 31, 2007 and December 31, 2008 included $12,619 and $13,925, respectively, for tax positions that, if recognized, would affect the Company’s effective tax rate.  The Company does not anticipate that this liability will change significantly over the next twelve months.  A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2007	2008

Balance as of January 1	$21,315	$22,506
Additions based on tax positions related to current year	4,381	4,493
Additions based on tax positions of prior years	116	346
Reductions for tax provisions of prior years	—	—
Settlements	—	—
Reductions related to lapses of statutes of limitations	(3,306)	(4,313)
Reductions related to foreign exchange rates	—	(1,151)
Balance as of December 31	$22,506	$21,881

The Company or its subsidiaries files income tax returns in federal, various state, and foreign jurisdictions.  With few exceptions, the Company is no longer subject to income tax examinations by any tax authorities for years before 2005.

As more fully discussed in Note 10 above, the Company retired its floating rate convertible securities and 2004 PRIDES in the first quarter of 2008.  The retirement of these securities reduced the Company’s deferred tax liabilities related to convertible securities interest.  Deferred tax liabilities of $18,291 associated with the floating rate convertible securities were reclassified to stockholders’ equity and deferred tax liabilities of $4,461 associated with the 2004 PRIDES were reversed through the income tax provision.

14.  Derivative Financial Instruments

The Company periodically uses interest rate hedging contracts to manage market exposures associated with changing interest rates.  Through February 2008, the Company was a party to interest rate hedging contracts with a $150,000 notional amount, which fixed the interest rate on a portion of the floating rate senior convertible securities to a weighted average interest rate of approximately 3.28%.

During the first quarter of 2008, the Company entered into a series of treasury rate lock contracts with a notional value of $250,000.  Each contract was designated and qualified as a cash flow hedge under Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”).  These contracts were settled in the second quarter of 2008, and the Company received $8,154.  During the fourth quarter of 2008, the Company concluded that it was probable that the hedged transaction would not occur and the gain was reclassified from accumulated other comprehensive income to Net Income.

15.  Comprehensive Income

A summary of comprehensive income, net of applicable taxes, is as follows:

	For the year ended December 31,
	2006	2007	2008

Net income	$362,495	$456,575	$131,899
Foreign currency translation adjustment	(1,832)	51,475	(68,277)
Change in net unrealized loss on derivative securities	(358)	(1,328)	(180)
Change in net unrealized gain (loss) on investment securities	100	(76)	(361)
Comprehensive income	360,405	506,646	63,081
Comprehensive income (non-controlling interests)	(215,887)	(280,076)	(133,224)
Comprehensive income (loss) (controlling interest)	$144,518	$226,570	$(70,143)

The components of accumulated other comprehensive income, net of taxes, were as follows:

	At December 31,
	2007	2008

Foreign currency translation adjustments	$64,556	$(3,721)
Unrealized gain on derivative securities	180	—
Unrealized gain on investment securities	1	(360)
Accumulated other comprehensive income (loss)	$64,737	$(4,081)

16.  Commitments and Contingencies

The Company and its Affiliates are subject to claims, legal proceedings and other contingencies in the ordinary course of their business activities.  Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved in a manner unfavorable to the Company or its Affiliates.  The Company and its Affiliates establish accruals for matters for which the outcome is probable and can be reasonably estimated.  Management believes that any liability in excess of these accruals upon the ultimate resolution of these matters will not have a material adverse effect on the consolidated financial condition or results of operations of the Company.

Certain Affiliates operate under regulatory authorities which require that they maintain minimum financial or capital requirements.  Management is not aware of any violations of such financial requirements occurring during the period.

17.  Business Combinations

The Company’s Affiliate investments totaled $144,580, $610,235 and $130,231 in the years ended December 31, 2006, 2007 and 2008 respectively. These investments were made pursuant to the Company’s growth strategy designed to generate shareholder value by making investments in boutique investment management firms and other strategic transactions designed to expand the Company’s participation in its three principal distribution channels.

In 2008, the Company acquired Gannett Welsh & Kotler, LLC (“GW&K”), an investment management unit of The Bank of New York Mellon specializing in intermediate duration municipal bonds, multi-cap and small-cap equities, and core taxable fixed income investments.

In December 2007, the Company acquired a minority interest in BlueMountain Capital Management (“BlueMountain”), a leading global credit alternatives manager specializing in relative value strategies in the corporate loan, bond, credit and equity derivatives markets.  BlueMountain has offices in New York and London, and manages assets on behalf of predominantly institutional and high net worth clients.  This transaction was financed through borrowings under the Company’s credit facility.

In November 2007, the Company acquired a minority interest in ValueAct Capital (“ValueAct”), a San Francisco-based alternative investment firm that establishes ownership interests in undervalued companies and works with each company’s management and Board of Directors to implement business strategies that enhance shareholder value.  This transaction was financed through borrowings under the Company’s credit facility.

In 2006, the Company expanded its product offerings in the Institutional distribution channel through the acquisition of a majority equity interest in Chicago Equity Partners, LLC (“Chicago Equity”), which manages a wide range of U.S. equity and fixed income products across multiple capitalization sectors and investment styles.  The transaction was financed through borrowings under the Company’s credit facility.

The assets and liabilities of the investments in acquired businesses are accounted for under the purchase method of accounting and recorded at their fair values at the dates of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as an increase in goodwill. The results of operations of acquired businesses have been included in the Consolidated Financial Statements beginning as of the date of acquisition. The following table summarizes net Affiliate investments during the years ended December 31, 2007 and 2008:

	2007	2008

Current assets	$—	$2,778
Fixed assets	—	5,992
Definite-lived acquired client relationships	19,876	32,865
Indefinite-lived acquired client relationships	4,577	4,344
Equity investments in Affiliates	541,377	10,478
Goodwill	18,262	61,601
Current liabilities	—	(2,883)
Net assets acquired	$584,092	$115,175

The Company’s purchase price allocation its investment in GW&K is subject to the finalization for the valuations of acquired client relationships and computer software. As a result, these preliminary amounts may be revised in future periods. In 2008, the Company completed its purchase price allocation for its investments in ValueAct and BlueMountain.

Under past acquisition agreements, the Company is contingently liable, upon achievement of specified financial targets, to make payments of up to $232,000 through 2012. In 2009, the Company expects to make payments of approximately $100,000 to settle portions of these contingent obligations, the purchase of Affiliate equity (as described below) and its potential investment in Harding Loevner.

In addition to the investments described above, in the years ended December 31, 2006, 2007 and 2008, the Company completed additional investments in existing Affiliates and transferred interests in certain affiliated investment management firms.

18. Affiliate Equity (see also Note 1(b), Recently Adopted Accounting Standards)

Many of the Company’s operating agreements provide Affiliate managers a conditional right to require the Company to purchase their retained equity interests at certain intervals. Certain agreements also provide the Company a conditional right to require Affiliate managers to sell their retained equity interests to the Company upon their death, permanent incapacity or termination of employment and provide Affiliate managers a conditional right to require the Company to purchase such retained equity interests upon the occurrence of specified events. The purchase price of these conditional purchases are generally calculated based upon a multiple of the Affiliate’s cash flow distributions, which is intended to represent fair value.  Affiliate management partners are also permitted to sell their equity interests to other individuals or entities in certain cases, subject to the Company’s approval or other restrictions.

The Company may pay for Affiliate equity purchases in cash, shares of its common stock or other forms of consideration and in all cases can consent to the transfer of these interests to other individuals or entities.  The Company’s cumulative redemption obligation for these interests has been presented as “Redeemable non-controlling interests” on the Company’s Consolidated Balance Sheets.   Changes in redeemable non-controlling interests for the years ended December 31, 2007 and 2008 are principally the result of changes to the value of, and repurchases of, these interests. Although the timing and amounts of these purchases are difficult to predict, the Company expects to repurchase approximately $50,000 of Affiliate equity during 2009, and, in such event, will own the cash flow associated with any equity repurchased.

During the years ended 2007 and 2008, the Company acquired interests from and transferred interests to Affiliate management partners.  The following schedule discloses the effect of changes in the Company’s ownership interest in its Affiliates on the controlling interest’s equity:

	For the Years
	Ended December 31,
	2007	2008

Net Income (controlling interest)	$176,499	$(1,325)
Increase in controlling interest paid-in capital from the sale of Affiliate equity	28,081	5,828
Change from Net Income (controlling interest) and net transfers with non-controlling interests	$204,580	$4,503

19.  Goodwill and Acquired Client Relationships

In 2007 and 2008, the Company acquired interests from, made additional purchase payments to and transferred interests to Affiliate management partners.  Most of the goodwill acquired during the year is deductible for tax purposes.

The following table presents the change in goodwill during 2007 and 2008:

	Mutual Fund	Institutional	High Net Worth	Total

Balance, as of December 31, 2006	$454,561	$504,068	$218,598	$1,177,227
Goodwill acquired, net	3,881	9,604	2,715	16,200
Foreign currency translation	15,893	15,523	5,544	36,960
Balance, as of December 31, 2007	474,335	529,195	226,857	1,230,387
Goodwill acquired, net	9,901	50,646	1,055	61,602
Foreign currency translation	(20,815)	(20,330)	(7,261)	(48,406)
Balance, as of December 31, 2008	$463,421	$559,511	$220,651	$1,243,583

The following table reflects the components of intangible assets of the Company’s Affiliates that are consolidated as of December 31, 2007 and 2008:

	2007		2008
	Carrying Amount	Accumulated Amortization	Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Acquired client relationships	$389,346	$156,182	$399,886	$176,261

Non-amortized intangible assets:
Acquired client relationships-mutual fund management contracts	263,438	—	267,783	—
Goodwill	1,230,387	—	1,243,583	—

For the Company’s Affiliates that are consolidated, definite-lived acquired client relationships are amortized over their expected useful lives.  As of December 31, 2008, these relationships were being amortized over a weighted average life of 10 years.  The Company estimates that its consolidated annual amortization expense will be approximately $33,600 for the next five years, assuming no useful life changes or additional investments in new or existing Affiliates.

During the third and fourth quarters of 2008, the Company completed impairment assessments for its goodwill and amortized and non-amortized acquired client relationships, and no impairments were identified.

20.  Equity Investments in Affiliates

Certain of the Company’s Affiliates are accounted for under the equity method of accounting.  These Affiliates’ financial position and results of operations are more fully described in Note 27.  In accordance with Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock” (“APB 18”), the Company periodically evaluates these investments to assess whether the value of the investment has declined below its carrying value for a period considered to be other than temporary.  This evaluation consists of several qualitative and quantitative factors regarding the severity and duration of the decline as well as the Company’s ability and intent to hold the investment.  The Company derives the fair value of each of its equity method investments based on price-earnings multiples and discounted cash flow analyses.  The valuation analysis reflects assumptions of the growth rates of the assets, discount rates and other factors including recent financial results and operating trends, implied values from any recent comparable transactions and other conditions that may affect the value of the investments.

During 2008, the Company concluded a decline in the market value of its recent investments in ValueAct and BlueMountain was other-than-temporary.  Because the market values had declined below the carrying value of these investments, the Company reduced the carrying value of these investments by $150,000.

The definite-lived acquired client relationships attributable to the Company’s equity method investments are amortized over their expected useful lives. As of December 31, 2008, these relationships were being amortized over approximately 12 years.  Amortization expense for these relationships was $10,386 and $20,694 for 2007 and 2008, respectively.  The Company estimates that the annual amortization expense attributable to its current equity-method Affiliates will be approximately $23,500 for the next five years assuming no useful life changes.

21.  Net income (non-controlling interests)

Net income (non-controlling interests) in the Consolidated Statements of Income includes the income allocated to owners of consolidated Affiliates, other than AMG.  For the years ended December 31, 2006, 2007 and 2008, this income was $212,523, $241,987 and $193,728, respectively. Non-controlling interests on the Consolidated Balance Sheets includes capital and undistributed profits owned by the managers of the consolidated Affiliates (including profits allocated to managers from the Owners’ Allocation and Operating Allocation).

22.  Stockholders’ Equity

Preferred Stock

The Company is authorized to issue up to 5,000,000 shares of Preferred Stock in classes or series and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereon as set forth in the stock certificate. Any such Preferred Stock issued by the Company may rank prior to common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock.

Common Stock

The Company’s Board of Directors has authorized the issuance of up to 150,000,000 shares of Voting Common Stock and 3,000,000 shares of Class B Non-Voting Common Stock.

In recent periods, the Company’s Board of Directors has authorized the following share repurchase programs:

•                  in March 2006 in connection with the issuance of the 2006 junior convertible trust preferred securities, up to an additional 4,000,000 shares of common stock;

•                  in July 2006, up to an additional 1,516,943 shares of common stock;

•                  in February 2007, up to an additional 3,000,000 shares of common stock; and

•                  in October 2007, in connection with the issuance of the 2007 junior convertible trust preferred securities, up to an additional 2,500,000 shares pursuant to a prepaid forward purchase contract which the Company may elect to settle on or before October 15, 2012.

The timing and amount of purchases are determined at the discretion of AMG’s management. In the year ended December 31, 2007, the Company repurchased 3,609,394 shares of common stock at an average price of $120.59 per share (including 1,578,300 shares through a forward equity purchase contract and 115,789 shares of common stock upon the settlement of certain call spread option agreements).  In the year ended December 31, 2008, the Company repurchased 795,400 shares of common stock at an average price of $82.34 per share.  As of December 31, 2008, the Company had the ability to acquire up to 1,084,706 shares of common stock under its authorized share repurchase program.

In the first quarter of 2008, the Company issued an aggregate of approximately 11,000,000 shares of voting common stock in connection with certain private exchanges and conversions of its floating rate convertible securities and certain private exchanges and the settlement of the forward equity purchase contracts related to its 2004 PRIDES.

In May 2008, the Company entered into a forward equity sale agreement under which it may sell up to $200,000 of its common stock to a major securities firm, with the timing of sales at the Company’s discretion. Through February 25, 2009, the Company has agreed to sell approximately $144,300 under this agreement at a weighted average price of $81.31.  The Company can settle these forward sales at any time prior to December 19, 2009.

Financial Instruments

The Company’s 2004 PRIDES contained freestanding forward equity contracts that required holders to purchase shares of the Company’s common stock in February 2008. Additionally, the Company’s zero coupon convertible notes, floating rate convertible securities, 2008 senior convertible notes and junior convertible trust preferred securities contain an embedded right for holders to receive shares of the Company’s common stock under certain conditions. All of these arrangements, the forward equity sale agreement, the forward equity purchase contract and call spread option agreements meet the definition of equity under FASB Emerging Issues Task Force Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” and are not required to be accounted for separately as derivative instruments.

In 2006, the Company entered into a series of contracts that provided the option, but not the obligation, to repurchase 0.9 million shares of its common stock.  Upon exercise, the Company could elect to receive the intrinsic value of a contract in cash or common stock.  During 2007, the Company exercised its option, which had an intrinsic value of $21,100.  The Company elected to receive approximately 0.1 million shares of common stock and used the remaining proceeds, $6,800, to enter into a series of contracts to repurchase up to 0.8 million shares.  These options expired during the first quarter of 2008.

Stock Option and Incentive Plans

The Company established the 1997 Stock Option and Incentive Plan (as amended and restated, the “1997 Plan”), under which it is authorized to grant options to employees and directors. In 2002, stockholders approved an amendment to increase the number of shares of common stock authorized for issuance under this plan to 7,875,000.

In 2002, the Company’s Board of Directors established the 2002 Stock Option and Incentive Plan (as amended and restated, the “2002 Plan”), under which the Company is authorized to grant non-qualified stock options and certain other awards to employees and directors. This plan requires that the majority of grants under the plan in any three-year period must be issued to employees of the Company who are not executive officers or directors of the Company. This plan was approved by the Company’s Board of Directors. There are 3,375,000 shares of the Company’s common stock authorized for issuance under this plan.

In December 2003, the Board of Directors approved an amendment to each of the 1997 Plan and 2002 Plan to accelerate the vesting of the then-outstanding unvested options (other than options granted to directors).  The shares issuable upon the exercise of the accelerated options remain subject to restrictions on transfer which lapse according to specified schedules, for so long as the option holder remains employed by the Company.  In the event the option holder ceases to be employed by the Company, the transfer restrictions will remain outstanding until the later of December 2010, or seven years after the date of grant.

In May 2006, the stockholders of the Company approved the 2006 Stock Option and Incentive Plan (the “2006 Plan”), under which the Company is authorized to grant stock options and stock appreciation rights to senior management, employees and directors.  There are 3,000,000 shares of the Company’s common stock authorized for issuance under this plan.

The plans are administered by a committee of the Board of Directors.  Under the plans, options generally vest over a period of three to five years and expire seven to ten years after the grant date. All options have been granted with exercise prices equal to the fair market value of the Company’s common stock on the date of grant.

The following table summarizes the transactions of the Company’s stock option and incentive plans:

	Stock Options	Weighted Average Exercise Price	Weigted Average Remaining Contractual Life (years)

Unexercised options outstanding - January 1, 2008	7,180,786	$66.59
Options granted	1,048,303	49.98
Options exercised	(760,457)	43.09
Options forfeited	(2,218,495)	109.89
Unexercised options outstanding - December 31, 2008	5,250,137	48.38	4.5
Exercisable at December 31, 2008	4,103,183	46.52	4.3
Exercisable and free from restrictions on transfer at December 31, 2008	3,754,954	44.76	3.6

The Company generally uses treasury stock to settle stock option exercises.  The total intrinsic value of options exercised during the years ended December 31, 2006, 2007 and 2008 was $78,371, $115,568 and $39,782, respectively.  As of December 31, 2008, the intrinsic value of options outstanding was $12,338.

During the year ended December 31, 2008, the cash received and the actual tax benefit recognized for options exercised were $32,564 and $13,868, respectively. During the year ended December 31, 2008, the excess tax benefit classified as a financing cash flow was $11,101. During the year ended December 31, 2007, the cash received and the actual tax benefit recognized for options exercised were $52,417 and $42,308 respectively. During the year ended December 31, 2007, the excess tax benefit classified as a financing cash flow was $36,528.

During the year ended December 31, 2008, the Company’s employees voluntarily surrendered 2,099,597 stock options for no consideration.  Accordingly, the unrecognized compensation expense related to these stock options of $38,742 was recognized as compensation expense.  The Company’s Net Income for the year ended December 31, 2008 includes $33,460 of compensation expense net of $20,508 of income tax benefits, related to the share-based compensation arrangements.  The Company’s Net Income for the year ended December 31, 2007 includes $9,039 of compensation expense net of $3,345 of income tax benefits, related to the share-based compensation arrangements.  The Company’s Net Income for the year ended December 31, 2006 includes $1,654 of compensation expense net of $612 of income tax benefits, related to the share-based compensation arrangements. As of December 31, 2008, there was $16,936 of deferred compensation expense related to stock options which will be recognized over a weighted average period of approximately four years (assuming no forfeitures).

The fair value of options granted is estimated using the Black-Scholes option pricing model. The weighted average fair value of options granted during the years ended December 31, 2006, 2007 and 2008 was $28.66, $26.88 and $13.58 per option, respectively, based on the assumptions stated below.

	Year Ended December 31,
	2006	2007	2008
Dividend yield	0.0%	0.0%	0.0%
Expected volatility(1)	22.6%	23.8%	30.5%
Risk-free interest rate(2)	4.9%	3.1%	2.0%
Expected life of options (in years)(3)	4.4	3.8	4.0
Forfeiture rate(3)	5.0%	5.0%	5.0%

(1)         Based on the historical and implied volatility of the Company’s common stock. Given unprecedented market volatility during the latter part of 2008, the Company did not include the trading activity for the three months preceding its fourth quarter award in calculating the fair value of its 2008 stock options.

(2)         Based on the U.S. Treasury yield curve in effect at the date of grant.

(3)         Based on historical data and expected exercise behavior.

The Company periodically issues Affiliate equity interests to certain Affiliate employees. The estimated fair value of equity granted in these awards, net of estimated forfeitures, is recorded as compensation expense over the service period as Affiliate equity expense.

23.  Earnings Per Share

The calculation of basic earnings per share is based on the weighted average number of shares of the Company’s common stock outstanding during the period. Diluted earnings per share is similar to basic earnings per share, but adjusts for the dilutive effect of the potential issuance of incremental shares of the Company’s common stock. The following is a reconciliation of the numerator and denominator used in the calculation of basic and diluted earnings per share available to common stockholders. Unlike all other dollar amounts in these Notes, the amounts in the numerator reconciliation are not presented in thousands.

	Year Ended December 31,
	2006(1)	2007(1)	2008
Numerator:
Net Income (controlling interest)	$146,608,000	$176,499,000	$(1,325,000)
Interest expense on convertible securities, net of taxes	14,465,000	14,855,000	—
Net Income (controlling interest), as adjusted	$161,073,000	$191,354,000	$(1,325,000)

Denominator:
Average shares outstanding - basic	31,289,005	29,464,764	38,211,326
Effect of dilutive instruments:
Stock options	2,542,878	2,117,478	—
Senior convertible securities	9,238,255	9,276,218	—
Mandatory convertible securities	599,853	1,540,226	—
Average shares outstanding - diluted	43,669,991	42,398,686	38,211,326

(1)           Certain interest expense and share amounts have been revised as the anti-dilutive effect of certain convertible securities had been incorrectly included in amounts previously reported.

As more fully discussed in Notes 10, 11 and 12, the Company had certain convertible securities outstanding during the periods presented and is required to apply the if-converted method to these securities in its calculation of diluted earnings per share.  Under the if-converted method, shares that are issuable upon conversion are deemed outstanding, regardless of whether the securities are contractually convertible into the Company’s common stock at that time. For this calculation, the interest expense (net of tax) attributable to these dilutive securities is added back to Net Income (reflecting the assumption that the securities have been converted). Issuable shares for these securities and related interest expense are excluded from the calculation if an assumed conversion would be anti-dilutive to diluted earnings per share.

The calculation of diluted earnings per share for 2006, 2007 and 2008 excludes the potential exercise of options to purchase approximately 0.9, 2.3 and 5.3 million common shares, respectively, because their effect would be anti-dilutive. In addition, the calculation of diluted earnings per share excludes the effect of the outstanding call spread option agreements for all periods presented because their effect would be anti-dilutive.

For the years ended December 31, 2006, 2007 and 2008, the Company repurchased approximately 5.5, 3.6 and 0.8 million shares of common stock, respectively, under various stock repurchase programs.

24.  Financial Instruments and Risk Management

The Company is exposed to market risks brought on by changes in interest and currency exchange rates. The Company has not entered into foreign currency transactions or derivative financial instruments to reduce risks associated with changes in currency exchange rates.  The Company uses derivative financial instruments to reduce risks associated with changes in interest rates.

Notional amounts and credit exposures of derivatives

The notional amount of derivatives does not represent amounts that are exchanged by the parties, and thus are not a measure of the Company’s exposure. The amounts exchanged are calculated on the basis of the notional or contract amounts, as well as on other terms of the interest rate derivatives and the volatility of these rates and prices.

The Company would be exposed to credit-related losses in the event of nonperformance by the counter parties that issued the financial instruments, although the Company does not expect that the counter parties to interest rate derivatives will fail to meet their obligations, given their typically high credit ratings. The credit exposure of derivative contracts is represented by the positive fair value of contracts at the reporting date, reduced by the effects of master netting agreements. The Company generally does not give or receive collateral on interest rate derivatives because of its own credit rating and that of its counter parties.

Interest Rate Risk Management

From time to time, the Company enters into derivative financial instruments to reduce exposure to interest rate risk.  The Company does not hold or issue derivative financial instruments for trading purposes. Derivative financial instruments are intended to enable the Company to achieve a level of variable-rate or fixed-rate debt that is acceptable to management and to limit interest rate exposure. The Company agrees with another party to exchange the difference between fixed-rate and floating rate interest amounts calculated by reference to an agreed notional principal amount.

Fair Value

Financial Accounting Standard No. 107 (“FAS 107”), “Disclosures about Fair Value of Financial Instruments,” requires the Company to disclose the estimated fair values for certain of its financial instruments. Financial instruments include items such as loans, interest rate contracts, notes payable and other items as defined in FAS 107.

Fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices are used when available; otherwise, management estimates fair value based on prices of financial instruments with similar characteristics or by using valuation techniques such as discounted cash flow models. Valuation techniques involve uncertainties and require assumptions and judgments regarding prepayments, credit risk and discount rates. Changes in these assumptions will result in different valuation estimates. The fair value presented would not necessarily be realized in an immediate sale nor are there typically plans to settle liabilities prior to contractual maturity. Additionally, FAS 107 allows companies to use a wide range of valuation techniques; therefore, it may be difficult to compare the Company’s fair value information to other companies’ fair value information.

The carrying amount of cash, cash equivalents and short-term investments approximates fair value because of the short-term nature of these instruments. The carrying value of notes receivable approximate fair value because interest rates and other terms are at market rates. The carrying value of notes payable approximates fair value principally because of the short-term nature of the notes. The carrying value of senior bank debt approximates fair value because the debt is a credit facility with variable interest based on selected short-term rates. The fair market value of the zero coupon senior convertible securities, the senior convertible securities, and the junior convertible trust preferred securities at December 31, 2008 was $36,239, $288,512 and $237,353, respectively.

25. Selected Quarterly Financial Data (Unaudited)

The following is a summary of the quarterly results of operations of the Company for the years ended December 31, 2007 and 2008.

	2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$309,837	$331,464	$345,605	$382,960
Operating income	112,302	123,015	127,621	167,555
Income before income taxes	107,348	136,733	137,805	178,348
Net Income (controlling interest)	35,487	40,146	41,415	59,452
Earnings per share-diluted(1)	$0.92	$1.02	$1.06	$1.52

	2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$335,034	$308,964	$290,824	$223,395
Operating income	114,567	103,460	97,182	43,394
Income (loss) before income taxes	89,345	105,778	63,770	(115,366)
Net Income (loss) (controlling interest)	31,223	34,635	16,471	(83,654)
Earnings per share-diluted(1)	$0.81	$0.82	$0.39	$(2.12)

(1)    For periods from the second quarter of 2006 through the second quarter of 2008, the Company’s quarterly and annual reports incorrectly included the anti-dilutive effect of certain convertible securities and thus overstated diluted earnings per share. Management has concluded that the anti-dilution resulting from this error was not material. All diluted earnings per share numbers for these periods that are disclosed above have been revised.

Additionally, in the fourth quarter of 2008, the Company reported a non-cash expense of $150,000 to reduce the carrying value of certain investments accounted for under the equity method of accounting to their fair value, which reduced Operating income, Income before taxes, Net Income (controlling interest) and Earnings per share-diluted.

26.  Related Party Transactions

The Company periodically records amounts receivable and payable to Affiliate partners in connection with the transfer of Affiliate equity interests.  As of December 31, 2007 and 2008, the total receivable was $22,145 and $42,808, respectively.  The total payable as of December 31, 2007 was $70,915, of which $69,952 is included in current liabilities. The total payable as of December 31, 2008 was $28,241, of which $26,187 is included in current liabilities.

In certain cases, Affiliate management owners and Company officers may serve as trustees or directors of certain mutual funds from which the Affiliate earns advisory fee revenue.

27.  Summarized Financial Information of Equity Method Affiliates

The following table presents summarized financial information for Affiliates accounted for under the equity method.

	2006	2007	2008

Revenue(1)(2)	$748,024	$910,708	$495,262
Net Income	458,819	230,922	175,660

		2007	2008

Current assets(2)		$9,094,573	$6,453,256
Noncurrent assets		178,022	136,334
Current liabilities		2,485,882	1,965,773
Noncurrent liabilities and Non-controlling interest(2)		6,379,647	4,302,461

(1)   Revenue includes advisory fees for asset management services, investment income and dividends from consolidated investment partnerships.

(2)   In the 2007 investments in BlueMountain and ValueAct, the Company acquired a share of revenue but no portion of the assets held by investors that are unrelated to the Company (which include consolidated investment partnerships).

The Company’s share of undistributed earnings from equity method investments totaled $18,461 as of December 31, 2008.

28.  Segment Information

Financial Accounting Standard No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“FAS 131”) establishes disclosure requirements relating to operating segments in annual and interim financial statements. Management has assessed the requirements of FAS 131 and determined that the Company operates in three business segments representing the Company’s three principal distribution channels: Mutual Fund, Institutional and High Net Worth, each of which has different client relationships.

Revenue in the Mutual Fund distribution channel is earned from advisory and sub-advisory relationships with all domestically registered investment products as well as non-institutional investment products that are registered abroad.  Revenue in the Institutional distribution channel is earned from relationships with foundations and endowments, defined benefit and defined contribution plans and Taft-Hartley plans.  Revenue in the High Net Worth distribution channel is earned from relationships with wealthy individuals, family trusts and managed account programs.

Revenue earned from client relationships managed by Affiliates accounted for under the equity method is not consolidated with the Company’s reported revenue but instead is included (net of operating expenses, including amortization) in “Income from equity method investments”, and reported in the distribution channel in which the Affiliate operates. Income tax attributable to the profits of the Company’s equity method Affiliates is reported within the Company’s consolidated income tax provision.

In firms with revenue sharing arrangements, a certain percentage of revenue is allocated for use by management of an Affiliate in paying operating expenses of that Affiliate, including salaries and bonuses, and is called an “Operating Allocation.” In reporting segment operating expenses, Affiliate expenses are allocated to a particular segment on a pro rata basis with respect to the revenue generated by that Affiliate in such segment. Generally, as revenue increases, additional compensation is typically paid to Affiliate management partners from the Operating Allocation. As a result, the contractual expense allocation pursuant to a revenue sharing arrangement may result in the characterization of any growth in profit margin beyond the Company’s Owners’ Allocation as an operating expense. All other operating expenses (excluding intangible amortization) and interest expense have been allocated to segments based on the proportion of cash flow distributions reported by Affiliates in each segment.

	2006
	Mutual Fund	Institutional	High Net Worth	Total
Revenue	$501,739	$514,761	$153,853	$1,170,353
Operating expenses:
Depreciation and other amortization	6,734	22,511	6,896	36,141
Other operating expenses	291,571	295,733	92,995	680,299
	298,305	318,244	99,891	716,440
Operating income	203,434	196,517	53,962	453,913
Non-operating (income) and expenses:
Investment and other income	(7,088)	(6,584)	(3,271)	(16,943)
Income from equity method investments	(1,086)	(34,504)	(2,728)	(38,318)
Investment income from Affiliate investments in partnerships	—	—	(3,400)	(3,400)
Interest expense	27,412	31,096	7,703	66,211
	19,238	(9,992)	(1,696)	7,550
Income before income taxes	184,196	206,509	55,658	446,363
Income taxes	37,737	36,426	9,705	83,868
Net income	146,459	170,083	45,953	362,495

Net income (non-controlling interests)	(80,333)	(106,536)	(25,654)	(212,523)
Net income (non-controlling interest in partnerships)	—	—	(3,364)	(3,364)
Net Income (controlling interest)	$66,126	$63,547	$16,935	$146,608

Total assets	$895,574	$1,276,306	$487,208	$2,659,088
Goodwill	$454,561	$504,068	$218,598	$1,177,227

	2007
	Mutual Fund	Institutional	High Net Worth	Total
Revenue	$558,257	$645,613	$165,996	$1,369,866
Operating expenses:
Depreciation and other amortization	10,356	23,543	8,198	42,097
Other operating expenses	317,999	381,724	97,552	797,275
	328,355	405,267	105,750	839,372
Operating income	229,902	240,346	60,246	530,494
Non-operating (income) and expenses:
Investment and other income	(7,121)	(6,587)	(3,425)	(17,133)
Income from equity method investments	(1,651)	(51,214)	(5,332)	(58,197)
Investment income from Affiliate investments in partnerships	—	(11)	(38,866)	(38,877)
Interest expense	31,087	42,579	10,800	84,466
	22,315	(15,233)	(36,823)	(29,741)
Income before income taxes	207,587	255,579	97,069	560,235
Income taxes	41,391	49,974	12,295	103,660
Net income	166,196	205,605	84,774	456,575

Net income (non-controlling interests)	(95,720)	(120,506)	(25,761)	(241,987)
Net income (non-controlling interest in partnerships)	—	(11)	(38,078)	(38,089)
Net Income (controlling interest)	$70,476	$85,088	$20,935	$176,499

Total assets	$979,419	$1,820,480	$573,888	$3,373,787
Goodwill	$474,335	$529,195	$226,857	$1,230,387

	2008
	Mutual Fund	Institutional	High Net Worth	Total
Revenue	$456,187	$559,801	$142,229	$1,158,217
Operating expenses:
Depreciation and other amortization	10,038	28,646	7,937	46,621
Other operating expenses	282,859	374,904	95,229	752,992
	292,897	403,550	103,166	799,613
Operating income	163,290	156,251	39,063	358,604
Non-operating (income) and expenses:
Investment and other income	(2,295)	(18,587)	(6,018)	(26,900)
(Income) loss from equity method investments	(2,576)	82,253	17,465	97,142
Investment loss from Affiliate investments in partnerships	446	1,856	61,108	63,410
Interest expense	27,185	44,276	9,964	81,425
	22,760	109,798	82,519	215,077
Income before income taxes	140,530	46,453	(43,456)	143,527
Income taxes	27,792	(14,669)	(1,495)	11,628
Net income (loss)	112,738	61,122	(41,961)	131,899

Net income (non-controlling interests)	(75,559)	(96,706)	(21,463)	(193,728)
Net loss (non-controlling interest in partnerships)	227	1,382	58,895	60,504
Net Income (loss) (controlling interest)	$37,406	$(34,202)	$(4,529)	$(1,325)

Total assets	$983,416	$1,733,963	$495,321	$3,212,700
Goodwill	$463,421	$559,511	$220,651	$1,243,583

As of December 31, 2006, equity method investments of $6,451, $273,170 and $13,819 are included in the total assets of the Mutual Fund, Institutional and High Net Worth segments, respectively.  As of December 31, 2007, equity method investments of $8,704, $755,107 and $78,679 are included in the total assets of the Mutual Fund, Institutional and High Net Worth segments, respectively.  As of December 31, 2008, equity method investments of $8,807, $609,956 and $60,124 are included in the total assets of the Mutual Fund, Institutional and High Net Worth segments, respectively.